Exhibit 2.3

Execution Version

UNIT PURCHASE AGREEMENT

among

ATS CONSOLIDATED, INC.,

as the Buyer,

GREENLIGHT HOLDING II CORPORATION,

as the Issuer,

GREENLIGHT HOLDING CORPORATION,

as Parent,

HTA HOLDINGS, INC., GREATER HORIZONS, and
DAVID CENTNER

as the Sellers, and

LEILA CENTNER

solely for the purposes of Section 5.13, Section 10.16 and Article X (to the extent applicable to Section 5.13 or Section 10.16) hereof

Dated as of February 3, 2018

i

(Continued)

(Continued)

(Continued)

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Securityholders Agreement
Exhibit C	Form of Certification of Non-Foreign Status
Exhibit D	Excluded Assets
Exhibit E	New Lease
Exhibit F	Net Working Capital Methodologies

UNIT PURCHASE AGREEMENT

UNIT PURCHASE AGREEMENT, dated as of February 3, 2018 (this “Agreement”), by and among ATS Consolidated, Inc., a Delaware corporation (the “Buyer”), Greenlight Holding II Corporation, a Delaware corporation (the “Issuer”), Greenlight Holding Corporation, a Delaware corporation and indirect parent of the Buyer (“Parent”), HTA Holdings, Inc., a New York corporation (“HTA Holdings”), David Centner (together with HTA Holdings, the “HTA Sellers”), Greater Horizons, a Missouri not-for-profit corporation (the “Charity” and together with the HTA Sellers, the “Sellers” and each a “Seller”), and, solely for the purposes of Section 5.13, Section 10.16 and Article X (to the extent applicable to Section 5.13 or Section 10.16) hereof, Leila Center.

RECITALS

A.    As of the date hereof, the Sellers own (i) 100% of the issued and outstanding membership interests (the “HTA Units”) of Highway Toll Administration, LLC, a New York limited liability company (“HTA LLC”), and (ii) 100% of the equity interests (the “Canada Interests” and, together with the HTA Units, the “Units”) in Canadian Highway Toll Administration, LTD, a British Columbia corporation (“Canada” and, together with HTA LLC, collectively, the “Company”).

B.    Prior to the Closing, HTA LLC will distribute the assets listed on Exhibit D attached hereto (the “Excluded Assets” ) to HTA Holdings.

C.    Immediately prior to the Closing, a wholly-owned subsidiary of the Issuer shall be merged with and into Parent, the separate corporate existence of such subsidiary shall cease, and Parent shall continue as the surviving corporation in the merger as a wholly-owned subsidiary of the Issuer (the “Parent Contribution” ).

D.    At the Closing immediately prior to the Purchase and Sale Transaction, HTA Holdings shall contribute 4.90% of the HTA Units (the “Rollover Units”) to the Issuer in exchange for 5.26315790 shares of Issuer Non-Voting Common Stock (the “Issuer Shares” and such exchange, the “Rollover” ) in accordance with the terms and conditions of this Agreement.

E.    At the Closing, immediately following the Rollover, the Buyer shall pay or cause to be paid to the Sellers the Estimated Purchase Price in accordance with the terms of this Agreement in exchange for the sale by the Sellers to the Buyer of 100% of the Units (other than the Rollover Units) in accordance with the terms and conditions of this Agreement (the “Purchase and Sale Transaction”).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.1Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, demand, action, suit, inquiry, proceeding, audit, civil, criminal or administrative action or enforcement proceeding, complaint, injunction, hearing, order, settlement, examination or investigation by or before any Governmental Authority, or any other arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Securityholders Agreement, the Escrow Agreement, the Closing Employee Payment Releases and all other agreements, documents and instruments required to be delivered by any Party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby; provided, that solely for the purposes of Section 7.2(b) and Section 7.3(d), the Closing Employee Payment Releases will not be considered Ancillary Agreements.

“Business” means the business of the Company or any of its Subsidiaries as previously or currently conducted and as currently in the process of being established by the Company or its Subsidiaries, including the Company’s business of developing, manufacturing, marketing, selling and otherwise providing products, hardware, software, mobile applications, materials and tolling, violation or title and registration administrative services for consumers, fleet management companies and/or rental car companies for toll collection and violation processing.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Cash” means, as of the Cut-off Time, all unrestricted cash, cash equivalents and marketable securities of the Company and its Subsidiaries, including all deposited (but not yet cleared) checks and inbound wires and excluding cash collateralizing any letter of credit obligations and net of the aggregate amount of all outstanding checks and outbound wires in transit; provided, however, Cash shall not include any cash, cash equivalents or marketable securities of the Company or any of its Subsidiaries that are not available for disbursement because of any contractual restriction binding upon the Company, its Subsidiaries or any of their respective assets.

“Change of Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions, with a Person or Persons who are not Affiliates of the Buyer or Issuer, pursuant to which such Person or Persons (I) acquire (whether by merger, consolidation, recapitalization, reorganization, redemption, transfer or issuance of capital stock or otherwise), directly or indirectly (a) securities of the Buyer (or any surviving or resulting Person) possessing the voting power to elect a majority of the Board of Directors of the Buyer (or governing body of such surviving or resulting Person), or (b) assets constituting all or substantially all of the assets of the Buyer and its Subsidiaries (as determined on a consolidated basis) or (II) exclusively license all or substantially all of the intellectual property of the Buyer; provided that in no event shall a Change of Control be deemed to include any transaction effected for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Buyer or any of its Subsidiaries or (ii) contributing equity securities to entities controlled by the Buyer, in either case unless following or contemporaneously with such transaction a Person or Persons who are not Affiliates of the Buyer or Issuer makes an acquisition described in clause (a) or (b) above.

“Clean Team” means the Clean Team as defined in that certain Clean Team Confidentiality Agreement dated January 16, 2018 by and among HTA LLC, the Buyer and Platinum.

“Closing Employee Payments” means (i) any payment in respect of any stock appreciation right, phantom stock, stock option, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right and (ii) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts, in each case payable in the future or due by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith.

“Closing Employee Payment Release” means, with respect to each payee of a Closing Employee Payment, a general release in form and substance reasonably acceptable to the Buyer.

“Conflicting Organization” means any Person other than the Company or its Subsidiaries that is (a) engaged in the same business as the Business or (b) is about to become engaged in the material design, development, manufacture, licensing, sale, marketing, or support of any products or services offered by the Business.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Copyleft License” means any license of Open Source Software that requires, as a condition of use, modification and/or distribution of such Open Source Software, that such Open Source Software, or any Software integrated with, derived from, used, or distributed with such Open Source Software or into which such Open Source Software is incorporate: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of preparing derivative works; or (iii) be redistributable at no license fee.  Copyleft Licenses include the GNU General Public License and the GNU Lesser General Public License.

“Cut-off Time” means 11:59 p.m. Eastern Time on the Business Day immediately preceding the Closing Date.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means $525,000,000.

“EPC” means Euro Parking Collection plc, a public limited company with registered number 03515275, whose registered office is at Unit 6, Shepperton House, 83-93 Shepperton Road, London, N1 3DF.

“EPC Transaction” means the direct or indirect acquisition (whether by means of a merger, business combination, stock sale, asset sale or other similar transaction) by the Buyer and/or its Affiliates of EPC and/or its Affiliates and/or their respective businesses at any time after the date hereof.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyer, the Sellers and the Escrow Agent, substantially in the form of Exhibit A.

“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Indemnity Escrow Amount, minus (vii) the Estimated Transaction Expenses.

“Financing Sources” means the lenders, lead arrangers, bookrunners, syndication agents, administrative agents or similar entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the

Debt Financing Commitment and any such Persons that have not executed a Debt Financing Commitment as of the date hereof but become a party thereto after the date hereof in accordance with the terms thereof.

“Financing Source Parties” means, collectively, the Financing Sources, their current or future Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Government Contract” means any (i) prime contract, grant agreement, cooperative agreement or other type of Contract with a Governmental Authority to which the Company or any of its Subsidiaries is a party or (ii) any subcontract under any such Contract to which the Company or any of its Subsidiaries is a party.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“HSR Filing Fee” means the filing fee paid by the Buyer or its Affiliates prior to the date hereof pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Indebtedness” means, without duplication (but before taking account of the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (C) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Company or its Affiliates thereunder); (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) only to the extent not included in Net Working Capital, all liabilities with respect to any current or former employee, officer or director of the

Company or any of its Subsidiaries that arise before or on the Closing Date, including all liabilities with respect to any Plan, all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of the Company’s current fiscal year and ending on the Closing Date, and any employment Taxes payable by the Company or any of its Subsidiaries with respect to the foregoing; (v) unpaid management fees; (vi) all deposits and monies received in advance, (vii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries; (viii) any Indemnified Taxes (which shall not be an amount less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax); and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.  Indebtedness shall not include any item that is taken into account in the definition of “Net Working Capital” or “Closing Employee Payments” or any of the items set forth on Schedule 1.1(b).

“Indemnified Taxes” means, without duplication, all Taxes (A) for which the Company or its Subsidiaries is or could be liable (i) with respect to any Pre-Closing Tax Period, (ii) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing, (iii) as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date, or (iv) as a result of any deemed repatriation of any earnings and profits of any non-U.S. Subsidiaries attributable to any Pre-Closing Tax Period (not including any such earnings and profits of a non-U.S. Subsidiary to the extent cash of such non-U.S. Subsidiary was not taken into account in the calculation of Cash because a distribution of such cash would result in a dividend for U.S. federal income tax purposes), (B) of Sellers, and (C) arising out of or resulting from this Agreement or any Ancillary Agreement (including any Taxes resulting from the distribution of Excluded Assets, the portion of Transfer Taxes allocated to Sellers pursuant to Section 6.4 and any Taxes arising with respect to any Closing Employee Payments (irrespective of when paid)), in each case, together with any interest, penalties and additions to Tax with respect to any of the foregoing and any Losses incurred in connection with any of the foregoing.  In the case of any Straddle Period: (x) any property taxes for the Pre-Closing Tax Period shall be equal to the amount of such property taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (y) all other Taxes for the Pre-Closing Tax Period shall be determined based on an actual closing of the books used to calculate such Taxes as if such Straddle Period were a Tax period that ended as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).  In the case of clause (y), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

“Indemnity Escrow Amount” means $ 2,750,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited with the Escrow Agent, as such sum may be increased or decreased as provided in this Agreement and the Escrow Agreement, including any remaining interest or other amounts earned thereon.

“Intellectual Property” means all intellectual property and rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks, service marks, logos and design marks (registered and unregistered), domain names, URLs, social media accounts and other Internet addresses or identifiers including social media identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements (collectively, “Patents”); (iii) original works of authorship, Software, copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) moral rights and waivers and consents not to enforce such moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets; and (vi) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to (i) – (v) above, including rights to limit the use or disclosure thereof by any Person (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property, the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections).

“Knowledge” (i) with respect to the Sellers or the Company, means the knowledge of David Centner, Leila Centner, Jonathan Routledge, or Cenk Uzunkaya, and, in each case, such knowledge as would be imputed to such persons upon due inquiry (which due inquiry with respect to each such person is limited to inquiry with such person’s direct reports who would reasonably be expected to be knowledgeable about the applicable subject matter in the ordinary course of performance of such direct report’s duties with the Sellers or the Company, as applicable); or (ii) with respect to the Buyer, means the knowledge of David Roberts, Rebecca Kozloff Collins, Patricia Chiodo or Luke Myers and such knowledge as would be imputed to him or her upon due inquiry (which due inquiry is limited to inquiry with the senior executive management of the Buyer who would reasonably be expected to be knowledgeable about the applicable subject matter in the ordinary course of performance of such Person’s duties with the Buyer).

“Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, act, ruling, injunction, judgment, executive order, administrative or judicial decision, treaty, ordinance, directive, restriction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of the Sellers to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes generally affecting the Company’s industry, or the economy or the financial or securities markets, in the United States, (2) the outbreak of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (3) changes in Law or GAAP or the enforcement, implementation or interpretation thereof first announced or proposed after the date of this Agreement, (4) any action required by this Agreement; (5) the announcement, pendency or completion of the transactions contemplated by this Agreement, including the identity or actions of the Buyer or its Affiliates; (6) any event, change, circumstance, occurrence, effect or state of facts in existence as of the date hereof and disclosed as an exception to the representations and warranties of the Sellers in Article III (as opposed to lists of names, jurisdictions, contracts or other items required to be set forth on a Disclosure Schedule pursuant to Article III) in the Disclosure Schedules as of the date hereof to the extent the Material Adverse Effect resulting from such exception is reasonably apparent on the face of such disclosure to a reasonable person who has read the applicable exception (provided that the underlying causes of such exception (subject to the other provisions of this definition) shall not be excluded); (7) any natural or man-made disaster or acts of god; or (8) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, that, with respect to clauses (1), (2), (3), or (7), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies.

“Morgan Stanley” means Morgan Stanley & Co. LLC.

“Morgan Stanley Fee” means $7,900,000.

“Net Working Capital” means, as at the Cut-off Time and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Company and its Subsidiaries minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with the Applicable Accounting Principles; provided, however, for the avoidance of doubt, Net Working Capital shall exclude (w) any amounts relating to or included in Cash, Indebtedness or Transaction Expenses to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments), (x) Tax assets (including for the avoidance of doubt Tax refunds or overpayments) and Tax liabilities (whether current or deferred), (y) any amounts relating to any transaction or Contract between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Sellers or the Company or any of its Subsidiaries, on the other hand, and (z) any of the items set forth on Schedule 1.1(b) of the Disclosure Schedules.

“Net Working Capital Methodologies” means the principles, policies, and procedures and methodologies set forth in the illustrative hypothetical calculation of Net Working Capital as of the Balance Sheet Date set forth on Exhibit F hereto.

“OFAC Laws and Regulations” means the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the Non-SDN Iran Sanctions List, the Part 561 List, the Sectoral Sanctions Identifications List, or the Non-SDN Palestinian Legislative Council List maintained by OFAC, Department of Treasury, and/or any other similar list maintained by OFAC pursuant to the United States economic sanctions laws, executive orders and regulations administered by OFAC.

“Open Source Software” means any Software that is distributed as, or that contains, or is derived in any manner (in whole or in part) from, any “free software,” “open source software” or under similar licensing or distribution terms, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org).

“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Party” or “Parties” means the Buyer, the Issuer and the Sellers.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Platinum” means Platinum Equity Advisors, LLC.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Prime Rate” means the rate of interest from time to time announced publicly by the Wall Street Journal as the prime rate.

“Purchase Price” means (i) the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.5, plus (ii) any amounts paid to the Sellers out of the Indemnity Escrow Fund.

“Purchase Price Percentage” means, with respect to each Seller, the percentage set forth next to such Seller’s name on Schedule 1.1(a).

“RAC Contracts” means (i) that certain Toll Tag Service Agreement, dated March 2, 2006, by and between HTA LLC and Avis Budget Car Rental, LLC f/k/a Cendant Car Rental Group, LLC, as amended and as may be subsequently amended or modified; (ii) that certain Unpaid Tolls Processing Agreement, dated July 31, 2006, by and between HTA LLC and Avis Budget Car Rental, LLC f/k/a Cendant Car Rental Group, LLC, as amended and as may be subsequently amended or modified; and (iii) that certain Second Amended and Restated Electronic Toll Collection Service Agreement, dated May 30, 2014, by and between HTA LLC and EHI and the subsidiaries of EHI listed on Schedule I thereto, as amended and as may be subsequently amended or modified.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past three years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, counsel, advisors, bankers and other representatives of such Person.

“Rollover Percentage” means a percentage equal to the number of Rollover Units over the total number of HTA Units outstanding immediately before the Closing Date.

“R&W Insurance Policy” means that certain insurance policy with respect to the representations and warranties of the Sellers, bound as of the date hereof, in the name and for the benefit of the Buyer Indemnified Parties.

“R&W Insurance Policy Cost” means the aggregate expenses for premium, underwriting fees, surplus lines taxes and fees and insurance broker compensation incurred in connection with the binding and issuance of the R&W Insurance Policy.

“Securityholders Agreement” means the Securityholders Agreement of the Issuer, substantially in the form attached hereto as Exhibit B (as the same may be revised in the sole discretion of the Issuer prior to the Closing solely in connection with the EPC Transaction except in any manner that would require the consent of HTA Holdings pursuant to the terms set forth in the form attached hereto as Exhibit B), to be entered into by the Issuer, HTA Holdings and the other parties thereto, effective as of the Closing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Related Party” means any Related Party of the Sellers, the Company or any of its Subsidiaries; provided that neither the Company nor any of its Subsidiaries shall be deemed a “Seller Related Party” of the Company or any of its Subsidiaries.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, and other components thereof, documentation and all other tangible embodiments thereof.

“Straddle Period” means a Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries; provided that “Subsidiary” with respect to the Buyer, Parent or the Issuer shall not include any Person who becomes an Affiliate thereof in connection with, or as a result of, the EPC Transaction.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“Target Net Working Capital” means $2,500,000.

“Tax Return” means any and all returns, declarations, reports, statements, information returns, elections, certificates, bills, documents, claims for refund, amended returns or other documents or statements filed or submitted, or required to be filed with or submitted to, any Governmental Authority (or to any third party to whom a Tax is required to be paid) with respect to any Tax, including any attachments, schedules, amendments and supplements thereto.

“Taxes” means:  (i) all federal, state, local, foreign, provincial and other net income, gross income, alternative, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, social security, welfare, workers’ compensation, unemployment, disability, environmental, stock, stamp, capital production, occupation, premium, real, personal or intangible property, windfall profits, transaction, title, customs, duties, levies, tariffs, imposts, amounts due under any escheat or unclaimed property Law or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return), (ii) any interest and penalties, fines or additions to tax or additional amounts imposed in connection with (x) any item described in clause (i) or (y) the failure to comply with any requirement imposed with respect to any Tax Return; and (iii) any liability for payment of amounts described in clauses (i) or (ii) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period or otherwise through operation of Law; and (iv) any liability for the payment of amounts described in clauses (i), (ii) or (iii) as a result of any agreement or otherwise.

“Territory” means the United States of America and each country in which the Company or any of its Subsidiaries currently operates or currently is in the process of establishing operations for the Business.

“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Company or any of its Subsidiaries or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred by or on behalf of the Sellers) in connection with the process of selling the Company or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby, in each case which are outstanding as of the Closing Date, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby (other than any such fees and expenses which are (I) included in the Tax Adjustment Amount pursuant to Section 6.7(a)(ii)(III) or (II) reimbursable by Buyer in connection with the amendment of this Agreement pursuant to Section 2.8 in accordance with Section 10.19(d)); (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, other than the HSR Filing Fee and any other fees which are to be paid by Buyer pursuant to Section 10.19; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby, other than the Morgan Stanley Fee; (v) any Closing Employee Payments; (vi) one-half of the R&W Insurance Policy Cost; and (vii) the Avis Contract Rebate Fee.

“Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

Section 1.2Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Agreement	Preamble
Alternate Financing	5.11(a)(i)
Anti-Money Laundering Laws	3.9(e)
Applicable Accounting Principles	2.4
Avis Contract Rebate Fee	7.3(k)
Balance Sheet	3.7(a)
Balance Sheet Date	3.7(a)
Buyer	Preamble
Buyer Balance Sheet	4.10(a)
Buyer Balance Sheet Date	4.10(a)
Buyer Disclosure Schedules	Article IV
Buyer Financial Statements	4.10(a)
Buyer Indemnified Parties	8.2
Buyer Interim Financial Statements	4.10(a)
Buyer Related Party	9.3(b)
Buyer Review Period	2.5(b)
Canada	Recitals
Canada Interests	Recitals
Cap	8.5(a)
CERCLA	3.18(f)(iii)
Charity	Preamble
Claim Notice	8.4(a)
Closing	2.3(a)
Closing Cash	2.5(a)
Closing Date	2.3(a)
Closing Indebtedness	2.5(a)
Closing Net Working Capital	2.5(a)
Closing Transaction Expenses	2.5(a)
Code	3.12(b)
Company	Recitals
Company Registered IP	3.16(b)
Compliant	5.11(a)(iii)
Confidential Information	5.7(b)
Confidentiality Agreements	5.7(a)
Debt Financing	4.4
Debt Financing Commitment	4.4
Debt Payoff Letter	7.3(h)
Deductible Amount	8.5(a)
Direct Claim	8.4(c)
Disclosure Schedules	Article III
Disputed Tax Adjustment Amounts	6.7(b)(iii)

Environmental Laws	3.18(f)(i)
Environmental Permits	3.18(f)(ii)
ERISA	3.12(a)
Estimated Cash	2.4
Estimated Closing Statement	2.4
Estimated Indebtedness	2.4
Estimated Net Working Capital	2.4
Estimated Share Sale Transfer Taxes	6.4
Estimated Transaction Expenses	2.4
Excluded Assets	Recitals
Excluded Employees	5.12(c)
Final Closing Statement	2.5(a)
Final Tax Adjustment Statement	6.7(d)
Financial Statements	3.7(a)
Fundamental Representations	8.1(a)(i)
Hazardous Substances	3.18(f)(iii)
HTA Holdings	Preamble
HTA LLC	Recitals
HTA Sellers	Preamble
HTA Units	Recitals
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.5(c)
Interim Financial Statements	3.7(a)
IRS	3.12(b)
Issuer	Preamble
Issuer Disclosure Materials	3.26(d)
Issuer Non-Voting Common Stock	4.8(f)
Issuer Related Party	4.11
Issuer Shares	Recitals
Issuer Voting Common Stock	4.8(f)
Losses	8.2
Major Customers	3.23
Marketing Period	5.11(a)(iii)
Material Contracts	3.19(a)
Modified Tax Adjustment Amount	6.7(e)
Multiemployer Plan	3.12(c)
Multiple Employer Plan	3.12(c)
Net Adjustment Amount	2.5(f)(i)
Non-Competition and Related Covenants	5.13(d)
Notice of Disagreement	2.5(b)
Outside Date	9.1(c)
Parent	Preamble
Parent Contribution	Recitals
Payoff Indebtedness	2.3(b)(iii)
PCI DSS	3.22(e)

Permits	3.9(b)
Permitted Encumbrances	3.14(a)
Permitted Financing Action	5.11(a)(i)
Personal Information	3.22(a)
Plans	3.12(a)
Preliminary Closing Balance Sheet	2.4
Price Allocation	6.1(a)
Privacy Laws	3.22(a)
Purchase and Sale Transaction	Recitals
Related Person	3.9(c)
Release	3.18(f)(iv)
Remediation	3.18(f)(v)
Required Information	5.11(a)(iii)
Restricted Party	5.13(a)
Restrictive Period	5.13(a)
Reverse Termination Fee	9.3(a)
Rollover	Recitals
Rollover Units	Recitals
S Corp	3.17(o)
Section 1542	10.16(b)
Seller	Preamble
Seller Releasees	10.16(a)
Seller Releasor	10.16(a)
Seller Representative	10.21(a)
Sellers	Preamble
Solvent	4.5
Tax Actions	3.17(h)
Tax Adjustment Claim	6.6
Tax Adjustment Resolution Period	6.7(b)(ii)
Tax Adjustment Review Period	6.7(b)(i)
Tax Adjustment Statement of Objections	6.7(b)(ii)
Tax Claim	6.6
Tax Indemnity Claim	6.6
Tax Purchase Price	6.1(a)
Third Party Claim	8.4(a)
Transaction Expenses Payoff Instructions	7.3(h)
Transfer Taxes	6.4
Transition Period	5.12(a)
Units	Recitals
Withholding Notice	2.6

Article II
PURCHASE AND SALE

Section 2.1The Parent Contribution and Rollover.

(a)Immediately prior to the Closing, the Issuer and Parent shall consummate the Parent Contribution, pursuant to which Parent shall become a wholly-owned subsidiary of the Issuer.

(b)Upon the terms and subject to the conditions of this Agreement, at the Closing, immediately prior to the Purchase and Sale Transaction, the Issuer and HTA Holdings shall consummate the Rollover, pursuant to which HTA Holdings shall contribute to the Issuer all of HTA Holdings’ right, title and interest in and to the Rollover Units, free and clear of all Encumbrances, in exchange for the issuance by the Issuer to HTA Holdings of the Issuer Shares, which exchange shall be treated as a Tax free exchange pursuant to Section 351 of the Code.

Section 2.2Purchase and Sale of the Units.  Upon the terms and subject to the conditions of this Agreement, at the Closing and immediately following the Rollover, the Sellers shall sell, assign, transfer, convey and deliver the Units (other than the Rollover Units) to the Buyer, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of the Sellers contained herein, shall purchase the Units from the Sellers.

Section 2.3Closing.

(a)The sale and purchase of the Units shall take place (i) at a closing (the “Closing”) to be held by means of electronic exchange of executed documents, at 10:00 a.m., Pacific time on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions); provided, that (A) if the Marketing Period has not ended as of such date, then the Closing shall not occur until the date following such satisfaction or waiver that is the earlier of (x) any Business Day during the Marketing Period as may be specified by the Buyer on no less than two Business Days’ prior notice to the Seller Representative (provided, that such notice may be conditioned upon the simultaneous completion of the Debt Financing, and provided, further, that if such Debt Financing is not completed for any reason at any time, such notice shall automatically be deemed withdrawn) or (y) three Business Days after the final day of the Marketing Period; and (B) notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, this Agreement may be terminated pursuant to and in accordance with Section 9.1 such that the Parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred prior to such termination; provided, further, if such date is not the last Business Day of a month, then the Closing shall not occur until the first Business Day after the last Business Day of the month in which the Closing otherwise would have occurred, or (ii) at such other place, date, or time as the Parties may mutually agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)At the Closing:

(i)the Buyer shall deliver or cause to be delivered to each Seller an amount in cash equal to such Seller’s Purchase Price Percentage of the Estimated Purchase Price;

(ii)the Buyer shall deposit or cause to be deposited the Indemnity Escrow Amount in an account with the Escrow Agent by wire transfer in immediately available funds, to be managed and paid out by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(iii)the Buyer shall deliver or cause to be delivered on behalf of the Company and from a portion of the Estimated Purchase Price the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.3(b)(iii) to be delivered by the Sellers not later than three Business Days prior to the Closing (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;

(iv)the Buyer shall deliver or cause to be delivered from a portion of the Estimated Purchase Price (A) to the Company, an amount equal to the aggregate Closing Employee Payments and (B) on behalf of the Company, the amount payable to each Person who is owed a portion of the remaining Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement;

(v)the Buyer shall deliver or cause to be delivered on behalf of the Company the Morgan Stanley Fee to Morgan Stanley;

(vi)the Issuer shall deliver to HTA Holdings certificates representing the Issuer Shares;

(vii)HTA Holdings shall deliver or cause to be delivered to the Issuer certificates representing the Rollover Units, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(viii)the Sellers shall deliver or cause to be delivered to the Buyer certificates representing the Units (other than the Rollover Units), duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; and

(ix)each Seller shall deliver or cause to be delivered to the Buyer a duly executed Certification of Non-Foreign Status in the applicable form set forth hereto on Exhibit C.

(c)All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by the payee at least two Business Days prior to the applicable payment date.

Section 2.4Closing Estimates.  At least five Business Days prior to the Closing Date, the Seller Representative shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Estimated Closing Statement”) that shall include and set forth (a) a consolidated balance sheet of the Company and its Subsidiaries, including all notes thereto, as of the Cut-off Time (the “Preliminary Closing Balance Sheet”), (b) a good faith estimate of (i) Net Working Capital based on the Preliminary Closing Balance Sheet (the “Estimated Net Working Capital”), (ii) Indebtedness (the “Estimated Indebtedness”), (iii) Cash (the “Estimated Cash”) and (iv) all Transaction Expenses that are accrued or due and remain unpaid (the “Estimated Transaction Expenses”) (with each of Estimated Net Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses determined as of the Cut-off Time and, except for Estimated Transaction Expenses, without giving effect to the transactions contemplated hereby) and (c) on the basis of the foregoing, a calculation of the Estimated Purchase Price, Estimated Net Working Capital, Estimated Indebtedness and Estimated Cash shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet and the Net Working Capital Methodologies, provided that in the event of a conflict between GAAP and the explicit Net Working Capital Methodologies, the explicit Net Working Capital Methodologies shall prevail, provided further that in the event of a conflict between GAAP and the Company’s consistent application thereof, GAAP shall prevail (the accounting principles as described in this sentence as modified by the proviso, the “Applicable Accounting Principles”).  The Estimated Closing Statement and all calculations of Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses shall be accompanied by a certificate of the Chief Financial Officer of HTA Holdings certifying that such estimates have been calculated in good faith in accordance with this Agreement.  The Estimated Closing Statement and all such estimates shall be subject to the Buyer’s approval, which shall not be unreasonably withheld, conditioned or delayed, and shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.3 and shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected thereof.

Section 2.5Post-Closing Adjustment of Purchase Price.

(a)Within 60 days after the Closing Date, the Seller Representative shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Company and its Subsidiaries, including all notes thereto, as of the Cut-off Time and (ii) a calculation of the actual (A) Net Working Capital (the “Closing Net Working Capital”), (B) Indebtedness (the “Closing Indebtedness”), (C) Cash (the “Closing Cash”), and (D) Transaction Expenses (the “Closing Transaction Expenses”) (with each of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses determined as of the Cut-off Time and, except for Closing Transaction Expenses, without giving effect to the transactions contemplated hereby).  Closing Net Working Capital, Closing Indebtedness and Closing Cash shall be calculated in accordance with the Applicable Accounting Principles. All calculations of Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be accompanied by a certificate of a duly authorized officer of the Seller Representative certifying that such amounts have been prepared in good faith in accordance with this Agreement.

(b)The Final Closing Statement shall become final and binding on the 60th day following delivery thereof (the “Buyer Review Period”), unless prior to the end of such period, the Buyer delivers to the Seller Representative written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as set forth in the Final Closing Statement.

(c)During the 15-day period following delivery of a Notice of Disagreement by the Buyer to the Seller Representative, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein.  Any disputed items resolved in writing between the Seller Representative and the Buyer within such 15-day period shall be final and binding with respect to such items, and if the Seller Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Buyer in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review.  If the Seller Representative and the Buyer have not resolved all such differences by the end of such 15-day period, the Seller Representative and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall consider only those items and amounts in the Seller Representative’s and the Buyer’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses that are identified as being items and amounts to which the Seller Representative and the Buyer have been unable to agree.  In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The Independent Accounting Firm shall be Deloitte LLP or, if such firm is unable or unwilling to act, such other nationally-recognized, independent public accounting firm as shall be agreed in writing by the Seller Representative and the Buyer.  The Sellers and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.10.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the powers, privileges and immunities of an arbitrator.

(d)The costs of any dispute resolution pursuant to Section 2.5(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the HTA Sellers and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(e)The Buyer and the HTA Sellers will, and will cause the Company (in the case of the HTA Sellers, prior to the Closing and, in the case of the Buyer, from and after the Closing through the resolution of any adjustment contemplated by this Section 2.5) to afford the other Party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.5.  Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital, Cash and Indebtedness as specified in this Section 2.5, provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client Party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f)The Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital as finally determined pursuant to this Section 2.5 minus the Estimated Net Working Capital, minus (B) the Closing Indebtedness as finally determined pursuant to this Section 2.5 minus the Estimated Indebtedness, plus (C) the Closing Cash as finally determined pursuant to this Section 2.5 minus the Estimated Cash, minus (D) the Closing Transaction Expenses as finally determined pursuant to this Section 2.5 minus the Estimated Transaction Expenses;

(ii)If the Net Adjustment Amount is positive, the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount.  In such event, the Buyer shall pay the Net Adjustment Amount to the Sellers in accordance with their respective Purchase Price Percentages; and

(iii)If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount.  In such event, the HTA Sellers shall pay an aggregate amount to the Buyer equal to the amount of such deficiency.  In the event that the HTA Sellers fail to pay the amount of such deficiency within the time period specified in the second sentence of Section 2.5(g), the Buyer may, in its sole discretion, offset such amount against the Tax Adjustment Amount payable to the HTA Sellers under Section 6.7.  No failure on the part of the Buyer to deliver a notice as specified in the immediately preceding sentence shall relieve the HTA Sellers of the obligation to pay the amount of such deficiency to the Buyer.

(g)Amounts to be paid pursuant to Section 2.5(f) shall bear interest from the Closing Date to the date of such payment (inclusive) at a rate equal to the Prime Rate, calculated on the basis of a year of 365 days and the number of days elapsed.  Payments in respect of Section 2.5(f) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.5 by wire transfer of immediately available funds in United States dollars to such account or accounts as may be designated in writing by the Party entitled to such payment at least two Business Days prior to such payment date; provided that any payment which is not paid by such third (3rd) Business Day shall thereafter bear interest at a rate equal to the Prime Rate, plus eight percent (8%), calculated on the basis of a year of 365 days and the number of days elapsed from the date of final determination of the Net Adjustment Amount and the date of payment (inclusive).

Section 2.6Withholding.  Each of the Buyer, the Escrow Agent and each of their respective Representatives shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement or the Ancillary Agreements such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law, provided, that prior to any such deductions or withholdings with respect to any amounts payable to any Seller in respect of its Units pursuant to this Agreement (other than any payments treated as compensation for Tax purposes or any amounts subject to deduction or withholding due to a failure to provide the certificate described in Section 2.3(b)(ix) and a valid, properly completed IRS Form W-9 or applicable IRS Form W-8), Buyer shall provide such Seller notice of such deductions (a “Withholding Notice”) and shall consider in good faith the input of such Seller if such Seller provides such input to Buyer within three Business Days of Buyer delivering a Withholding Notice.  To the extent that any such withheld amounts are paid over to the appropriate taxing authority by the Buyer, any such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Ancillary Agreements as having been actually paid to the applicable Person in respect of whom such deduction and withholding was made.

Section 2.7Further Assurances.  From and after the Closing, each of the Parties hereby agrees that at any time, or from time to time, as and when reasonably requested by the Company, or by its successors and assigns, each Party will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Company, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action as may be reasonably necessary in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Company, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article II and otherwise to carry out the intent and purposes thereof.  In furtherance of, and in addition to, the foregoing, from and after the Closing, the officers and directors of the Company shall be authorized to execute and deliver, in the name of and on behalf of the Company, all such conveyances, assignments, transfers, deeds or other instruments and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be reasonably necessary to vest, perfect or confirm any and all right, title and interest in, to any under such properties, rights, privileges, powers, immunities, franchises and interests in the Company or otherwise to carry out this Agreement.  The Parties agree that, in the event that any consent, approval or authorization reasonably necessary to preserve for the Company or any of its Subsidiaries any right or benefit under any lease, license, commitment or other Contract to which the Company or any Subsidiary is a party is not obtained prior to the Closing, each of the Sellers will, subsequent to the Closing, upon written request, reasonably cooperate with Buyer, the Issuer, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 2.8Structure.  At the written request of the Buyer, the Parties shall reasonably cooperate, and shall cause their Affiliates to reasonably cooperate, with the Buyer in amending the Agreement to structure the transaction as (i) a sale of the stock of HTA Holdings (other than the stock described in clause (ii)) to the Buyer by the shareholder of HTA Holdings for cash and (ii) a contribution of the applicable portion of the stock of HTA Holdings to Issuer by the shareholder of HTA Holdings in exchange for the Issuer Shares.  Notwithstanding the foregoing, the Buyer shall remain responsible to purchase the HTA Units held directly by the Charity and David Center pursuant to the terms of this Agreement and the Buyer shall be responsible for payment of the Tax Adjustment Amount in respect of such purchase to the extent provided in Section 6.7 and the other terms of this Agreement, in each case, notwithstanding the restructuring of the purchase of the stock of HTA Holdings from the shareholder of HTA Holdings.  Any such amendments must be reasonably acceptable to HTA Holdings.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLERs

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Disclosure Schedule relates and any other representations and warranties (or covenants, as applicable) of the applicable Sellers if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants) would be reasonably apparent on its face to a reasonable person who has read that reference and such representations and warranties (or covenants)), the HTA Sellers, jointly and severally, hereby represent and warrant to the Buyer and the Issuer as of the date hereof and as of the Closing Date as follows (provided that the representations and warranties set forth in the second sentence of Section 3.1(a), Section 3.2, Section 3.3, Section 3.4(a), and Section 3.28 are made jointly and severally by each Seller (including the Charity)):

Section 3.1Organization and Qualification.

(a)HTA Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Charity is a not-for-profit corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri and has all requisite power and authority to carry on its business as it is now being conducted.  Each of HTA LLC, Canada and their respective Subsidiaries is (i) a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted and (ii) duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)The HTA Sellers have heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation, certificate of formation, operating agreements, bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries.  Such certificates of incorporation, certificates of formation, operating agreements, bylaws or equivalent organizational documents are in full force and effect.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, certificate of formation, operating agreements, bylaws or equivalent organizational documents.  The transfer books and minute books of each of the Company and its Subsidiaries that have been made available for inspection by the Buyer prior to the date hereof are true and complete.

Section 3.2Authority.  Each Seller has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Seller will be a party, to perform the obligations of such Seller hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which each Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which such Seller will be a party will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller, as applicable, will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation, certificate of formation or bylaws or equivalent organizational documents of the Sellers or the Company or any of its Subsidiaries;

(ii)conflict with or violate any Law applicable to the Sellers or the Company or any of its Subsidiaries or by which any property or asset of the Sellers or the Company or any of its Subsidiaries is bound or affected, in each case which would have a material effect on the Company or any of its Subsidiaries or the transactions contemplated by this Agreement; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Sellers or the Company or any of its Subsidiaries under, or result in the creation of any Encumbrance on any property, asset or right of the Sellers or the Company or any of its Subsidiaries pursuant to, any material Contract to which the Sellers or the Company or any of its Subsidiaries is a party or material Permit held by the Sellers or the Company or by which the Sellers or the Company or any of its Subsidiaries or any of their respective properties, assets or rights are bound or affected.

(b)None of the Sellers or the Company or any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Sellers of this Agreement and each of the Ancillary Agreements to which the Sellers will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

(c)To the Sellers’ Knowledge, no “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 3.4Equity Ownership.

(a)Each Seller beneficially owns all of the Units opposite such Seller’s name on Schedule 3.4 of the Disclosure Schedules.  The Sellers are the sole record and beneficial owners of the Units, free and clear of any Encumbrance.  The Sellers have the right, authority and power to sell, assign and transfer the Units to the Buyer.  Upon delivery to the Buyer of certificates for the Units at the Closing, the Buyer shall acquire good, valid and marketable title to the Units, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

(b)Upon delivery to the Issuer of certificates for the Rollover Units at the Closing and the Issuer’s issuance of the Issuer Shares, the Issuer shall acquire good, valid and marketable title to the Rollover Units, free and clear of any Encumbrance other than Encumbrances created by the Issuer.

Section 3.5Capitalization.  Schedule 3.5 of the Disclosure Schedules sets forth, for HTA, LLC, Canada and each Subsidiary of the Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests, and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests.  Except for the Units and except as set forth in Schedule 3.5 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has issued or agreed to issue any:  (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws.  Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company or any of its Subsidiaries.  No shares of capital stock or other equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

Section 3.6Equity Interests.  Except for the Subsidiaries listed in Schedule 3.6 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.7Financial Statements; No Undisclosed Liabilities; Projections.

(a)True and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2014, December 31, 2015 and December 31, 2016 and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2017 (the “Balance Sheet Date” and such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), and the related consolidated statement of income of the Company and its Subsidiaries, and a schedule setting forth the calculations and methodologies used to prepare the Balance Sheet and such related consolidated statements from the entries in the general ledger of the Company and its Subsidiaries (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP and applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)Except as and to the extent adequately accrued or reserved against in the Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.

(c)The books of account and financial records of the Company and its Subsidiaries are true and correct and have been prepared and are maintained in accordance with sound accounting practice.

(d)The financial projections relating to the Company delivered to the Buyer were prepared in good faith based on reasonable assumptions under the circumstances.  No Seller has Knowledge that such financial projections are materially incorrect or materially misleading. Such financial projections are not guarantees of future performance and undue reliance should not be placed on them. Such financial projections necessarily involve known and unknown risks and uncertainties, which may cause actual performance and financial results in future periods to differ materially from any projections of future performance or result expressed or implied by such financial projections.  There can be no assurance that such financial projections will prove to be accurate, as actual results and future events could differ materially from those anticipated in such financial projections. The Company undertakes no obligation to update such financial projections if circumstances or management’s estimates or opinions should change. Buyer and the Issuer are cautioned not to place undue reliance on such financial projections.

Section 3.8Absence of Certain Changes or Events.  Since the Balance Sheet Date:  (a) the Company and its Subsidiaries have, in all material respects, conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9Compliance with Law; Permits.

(a)Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past five years any written notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it, nor, to the Knowledge of the Sellers, has any Governmental Authority or any other Person threatened any of the foregoing in writing.

(b)Schedule 3.9 of the Disclosure Schedules sets forth a true and complete list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”).  Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Sellers, threatened.  The Company and its Subsidiaries will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby.  No Permit is held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or any of its Subsidiaries.

(c)The Company and its Subsidiaries maintain in effect and enforce policies and procedures required by applicable law and in accordance with generally accepted industry practice designed to ensure compliance by the Company, its Subsidiaries and its and their respective Related Persons with all applicable Anti-Money Laundering Laws and all applicable OFAC Laws and Regulations, and (ii) to the Knowledge of Seller: (A) none of the cash or property that HTA Holdings or any of its Related Persons has paid, will pay or will contribute to the Issuer has been or shall be derived from activity prohibited under applicable Anti-Money Laundering Laws or applicable OFAC Laws and Regulations and (B) no contribution or payment by HTA Holdings to the Issuer, to the extent within HTA Holdings’ control, will cause the Issuer to be in violation of Anti-Money Laundering Laws or OFAC Laws and Regulations applicable to the Company or its Subsidiaries.  As used in this Section 3.9(c), “Related Person” means, with respect to a Person, any interest holder, or other investor, director, senior officer, trustee, beneficiary or grantor of such Person or other Person who controls such Person; provided that as to any Person that is publicly held, the term shall only include such owners, investors and controlling persons whose holdings are required to be, and are, publicly reported.

(d)The Company and its Subsidiaries have, for the last five years, complied with, and are currently in compliance with, the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act and any other applicable law of any jurisdiction that prohibits payments to improperly influence government officials.

(e)The Company and its Subsidiaries and their respective directors, officer, employees and agents have, for the last five years, complied with, and are currently in compliance with, (i) the USA Patriot Act of 2001 (Pub. L. no. 107-56), (ii) the U.S. Money Laundering Control Act of 1986, as amended and (iii) any other law of any relevant jurisdiction having the force of law and relating to anti-money laundering (“Anti-Money Laundering Laws”), in each case to the extent applicable to the Company or its Subsidiaries.

Section 3.10Litigation.  Except as set forth on Schedule 3.10 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Sellers, threatened (nor has there been during the three years prior to the execution of this Agreement) in writing against the Sellers, the Company or any of its Subsidiaries, or any material property or asset of the Sellers, the Company or any of its Subsidiaries, or any of the officers of the Sellers, the Company or any of its Subsidiaries in regards to their actions as such, nor is there any basis for any such Action.  There is no Action pending or, to the Knowledge of the Sellers, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Sellers, threatened investigation by, any Governmental Authority relating to the Sellers, the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective trustees, officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person, other than collection claims against individual drivers in the ordinary course of business consistent with past practice.

Section 3.11Intentionally Omitted.

Section 3.12Employee Benefit Plans.

(a)Schedule 3.12(a) of the Disclosure Schedules sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, stock appreciation right, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs, or arrangements (whether qualified or nonqualified, funded or unfunded), and all employment, termination, severance or other contracts or agreements to which the Company or any of its ERISA Affiliates is a party, with respect to which the Company or any of its ERISA Affiliates has or could have any liability (contingent or otherwise) or obligation or which are maintained, contributed to or sponsored by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its ERISA Affiliates (collectively, the “Plans” );

(b)Each Plan referred to in Section 3.12(a) is in writing.  The Sellers have furnished to the Buyer a true and complete copy of each such Plan and has made available to the Buyer a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, as applicable, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Form 5500 and all schedules and financial statements attached thereto, (iv) the most recently received IRS determination letter for each such Plan and the application materials submitted in connection with such determination letter and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.  Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(c)None of the Plans is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).  Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has any obligation to contribute to, or has ever contributed to, sponsored or maintained, or incurred any liability (contingent or otherwise) or obligation with respect to, any employee benefit plan subject to Title IV of ERISA.

(d)None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person.  None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries.  Each of the Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.

(e)Each Plan is now and always has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each of the Company and its ERISA Affiliates has performed all obligations required to be performed by it and is not in any respect in default under or in violation under any Plan, nor do the Sellers have any Knowledge of any such default or violation by any other party to any Plan.

(f)Each Plan that is intended to be qualified under Section 401(a) of the Code has received a timely favorable determination letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters are available, that the Plan is so qualified. To the Knowledge of the Sellers, no fact or event has occurred since the date of such determination letter or letters from the IRS that could adversely affect the qualified status of any such Plan.

(g)There has not been any non-exempt prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan.  Neither the Company nor any of its Subsidiaries has incurred any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability.

(h)All contributions, premiums or payments required to be made with respect to any Plan have been made (or will be) on or before their due dates.  All such contributions have been fully deducted for income tax purposes.  No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance.  All of the Plans are fully funded and there exists no event or condition that has or will subject Buyer to any liability (contingent or otherwise) under the terms of the Plans, ERISA, the Code, or any other applicable law, other than contributions, benefits or liabilities contemplated by such Plans.

(i)There are no Actions or claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers, threatened, anticipated or expected to be asserted with respect to any Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof and, to the Knowledge of the Sellers, no fact or event exists that would give rise to any such Action.

(j)No Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Sellers, the subject of an audit, investigation or examination by any Governmental Authority.

(k)The Company and its ERISA Affiliates do not maintain any Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986.  The Company is not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction, but excluding the payment of premiums, as a result of such administration and operation.

(l)With respect to each Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (i) such plan or arrangement has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code and so as to avoid any tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) as to any such plan or arrangement in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005‑1) at any time after October 3, 2004.  No stock option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(m)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) result in any payment, including any change in control or severance payment, becoming due to any current or former employee, officer, director or independent contractor, (ii) increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Plan, or (iv) require any contributions or payments to fund any obligations under any Plan.  The Company is not obligated to make any payments, including under any Plan, in connection with the transactions contemplated by this Agreement that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code. There is no Contract or Plan to which any of the Company or any Subsidiary is a party or is otherwise bound to compensate any person in respect of taxes or other penalties pursuant to Section 409A or 4999 of the Code.

Section 3.13Labor and Employment Matters.

(a)Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of (i) all individuals who serve as employees of or independent contractors to the Company as of the date hereof, (ii) in the case of employees, the position, base compensation payable, bonus opportunity, date of hire, employment status and job classification (exempt or non-exempt) for each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.

(b)Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries.  There are no, and during the past five years have been no, organizing activities or collective bargaining arrangements that could affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries.  There is no, and during the past five years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Sellers, threatened against or affecting the Company or any of its Subsidiaries, nor is there any basis for any of the foregoing.  Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract.  There are no pending or, to the Knowledge of the Sellers, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.

(c)The Company is and during the past five years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors.  The Company is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws.  No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d)The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.  The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(e)To the Knowledge of the Company, each employee of the Company working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States.  The Company has in its files a Form I-9 that, to the Knowledge of the Company, was completed in accordance with applicable law for each employee of the Company or whom such form is required under applicable law.

(f)Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past five years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Sellers, no such investigation is in progress.

(g)There has not been, and no Seller anticipates or has any reason to believe that there will be, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement.  To the Knowledge of the Sellers, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

Section 3.14Title to, Sufficiency and Condition of Assets.

(a)The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business consistent with past practice.  The assets owned or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted.  None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than (i) liens for Taxes not yet past due or being contested in good faith by appropriate procedures, in each case for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”).

(b)All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to Intellectual Property, such items being the subject of Section 3.16.

Section 3.15Real Property.

(a)There is no Owned Real Property.  Schedule 3.15(a) of the Disclosure Schedules sets forth a true and complete list of all Leased Real Property.  Each of the Company and its Subsidiaries has valid leasehold title to all Leased Real Property pursuant and subject to the leases set forth on Schedule 3.15(a) of the Disclosure Schedules, in each case, free and clear of all Encumbrances except Permitted Encumbrances.  The Company has not received written notice that any of its leasehold interests in Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Sellers, has any such condemnation, expropriation or taking been proposed by any Governmental Authority.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and the Company has not received written notice of any continuing default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms immediately following the Closing.

(b)Sellers are not a party to any contract that precludes or restricts, and to the Knowledge of the Sellers there are no legal restrictions from any Governmental Authority that preclude or restrict, the ability to use any Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property.  There are no material latent defects or material adverse physical conditions adversely affecting the conduct of the Company’s Business at any Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Leased Real Property are adequately maintained and are in good operating condition and repair, ordinary wear and tear excepted, for the requirements of the business of the Company and its Subsidiaries as currently conducted.

Section 3.16Intellectual Property.

(a)Schedule 3.16(a) of the Disclosure Schedules sets forth a true and complete list of all registered and material unregistered Marks, Patents, registered Copyrights, a non-confidential description of material Trade Secrets, domain names, URLs, or social media identifiers, including any pending applications (including intent to use applications) to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each whether it is owned by or exclusively licensed to the Company or the relevant Subsidiary, and any other Intellectual Property that is material to the business of the Company or any of its Subsidiaries, including any Software or other subject matter owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries that embodies or is protected by Intellectual Property and that is material to the business or any of its Subsidiaries.

(b)No registered or issued Intellectual Property listed on Schedule 3.16(a) of the Disclosure Schedules (“Company Registered IP”) has been or is now involved in any opposition, cancellation derivation, interference, reissue, reexamination or other post-grant proceeding and, to the Knowledge of the Sellers, no such proceeding is or has been threatened with respect to any of such Company Registered IP.

(c)The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Intellectual Property identified on Schedule 3.16(a) of the Disclosure Schedules and all other Intellectual Property and all other Intellectual Property purportedly owned by the Company or any of its Subsidiaries, including all Intellectual Property developed by or for the Company or any of its Subsidiaries by any of their respective current or former employees, contractors or consultants.  Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the Company’s ownership of any of the Intellectual Property owned (in whole or in part) by the Company or any of its Subsidiaries, nor to the Knowledge of the Sellers is there a reasonable basis for any claim that the Company does not so own any of such Intellectual Property.  The Company and its Subsidiaries each has the exclusive, unrestricted right to sue for past, present and future infringement of the Intellectual Property it owns, including the Intellectual Property of which it is listed as the owner on Schedule 3.16(a) of the Disclosure Schedules, subject in all cases to applicable Law.

(d)Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries and has protected the confidentiality of all trade secrets and other confidential information of any third party in accordance with all of its contractual obligations.  All current and former employees, consultants and contractors of the Company or any of its Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms.  No source code of any Software owned by the Company or any of its Subsidiaries has been licensed or otherwise been provided to a third party other than to consultants and contractors performing work on behalf of the Company or a Subsidiary thereof who are bound by confidentiality obligations of customary scope with respect to such source code.

(e)All Company Registered IP is valid and subsisting and, to the Knowledge of the Sellers, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP or Trade Secrets.  Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, have not infringed upon, misappropriated or violated, and do not infringe upon, misappropriate or violate, any Intellectual Property of any third party, and, neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation or violation is or may be occurring or has or may have occurred, nor to the Knowledge of the Sellers, is there a reasonable basis therefor.  Neither the Company nor any of its Subsidiaries has received any unsolicited written request or invitation to take a license under any Patents owned by a third party.  No Intellectual Property owned by or licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, or stipulation or other Action restricting the use or licensing thereof by the Company or its Subsidiaries. To the Knowledge of the Sellers, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries in a material manner.

(g)Neither the Company nor any of its Subsidiaries has (i) transferred ownership in the prior two years of any Intellectual Property that is material to its business at the time of transfer or (ii) granted any exclusive license with respect to any Intellectual Property material to the Company’s or its Subsidiaries’ business.  Upon the consummation of the Closing, the Buyer (through its ownership of the Company) shall succeed to all of the material Intellectual Property rights reasonably necessary for the conduct of the Company’s and its Subsidiaries’ businesses as they are currently and proposed to be conducted and all of such rights shall be exercisable by the Company and its Subsidiaries to the same extent as by the Company and its Subsidiaries prior to the Closing.  No loss or expiration of any of the material Intellectual Property used by the Company or any of its Subsidiaries in the conduct of its business is pending or, to the Knowledge of the Sellers, threatened.

(h)The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any material agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.

(i)No Governmental Authority, university or educational institution has sponsored, or provided any funding or facilities for, any research and development activities relating to the business of the Company or any of its Subsidiaries and no Governmental Authority, university or educational institution has asserted, or has any reasonable basis for asserting, any claim of ownership to any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries that is necessary for or material to the conduct of the Business of the Company or any of its Subsidiaries.

(j)Schedule 3.16(j) of the Disclosure Schedules lists all Open Source Software used by the Company or any of its Subsidiaries and: (i) identifies the license applicable thereto (including, where available, the specific version thereof under which such Open Source Software were licensed); (ii) identifies, where available, a URL at which the applicable Open

Source Software are available and at which the applicable license is identified; (iii) describes the manner in which such Open Source Software has been used or distributed; and (iv) in the case of Open Source Software licensed under a Copyleft License, describes how such Open Source Software has been integrated or combined with or linked to any proprietary Software of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has used, incorporated or distributed Open Source Software licensed under a Copyleft License in a manner that has caused the Company or such Subsidiary to be obligated under such Copyleft License to make publicly available or otherwise disclose to any third party the Company’s proprietary Software in source code form or that otherwise obligates the Company or such Subsidiary to license such proprietary Software pursuant to the terms of a Copyleft License.  The Company and each of its Subsidiaries are and have been in material compliance with all applicable licenses with respect to any Open Source Software, and neither the Company nor its Subsidiaries have received any request from any Person that the Company or such Subsidiary disclose the source code of any proprietary Software owned by the Company or its Subsidiaries pursuant to the terms of a Copyleft License.

Section 3.17Taxes.

(a)Each of the Company and its Subsidiaries has timely and properly filed (taking into account valid extensions of time to file) all Tax Returns required to have been filed by or on behalf of it, and such Tax Returns are true, correct and complete in all material respects.  The Company has delivered or made available to Buyer true, correct and complete copies of (i) all United States federal and state, local and foreign income Tax Returns and other material Tax Returns filed by or on behalf of the Company and each of its Subsidiaries and (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to Taxes, and all requests for any of the foregoing, with respect to the Company and each of its Subsidiaries, in either case for all tax periods starting on or after January 1, 2013.

(b)Each of the Company and its Subsidiaries has timely paid all Taxes required to have been paid by it that have become due prior to the Closing (whether or not such Taxes were shown or reportable on any Tax Return).

(c)The unpaid Taxes of the Company and its Subsidiaries accrued as of the Balance Sheet Date do not exceed the accruals for current Taxes set forth on the Balance Sheet included in the Interim Financial Statements, and no unpaid Taxes of the Company and its Subsidiaries has been incurred since the Balance Sheet Date other than in the ordinary course of business of the Company and its Subsidiaries consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.  The unpaid Taxes of the Company and its Subsidiaries incurred since the Balance Sheet Date do not exceed $25,000.  The Company and its Subsidiaries have each at all times used the accrual method of accounting for income Tax purposes.

(d)The Company and its Subsidiaries have materially complied with all applicable Laws relating to the withholding of Taxes and the remittance of withheld Taxes.

(e)Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or is currently the beneficiary of any extension of time within which to file a Tax Return. No power of attorney has been executed by or on behalf of the Company or any of its Subsidiaries with respect to Taxes that is currently in force.

(f)There are no Encumbrances for Taxes upon the assets of the Company or any of its Subsidiaries, other than Encumbrances described in clause (i) of the definition of Permitted Encumbrances.

(g)No claim has been made by any Governmental Authority in writing (or, to the Knowledge of the Company, verbally) to the effect that the Company or any of its Subsidiaries did not file a Tax Return that it was required to file or pay a type of Tax that it was required to pay.

(h)Neither the Company nor any of its Subsidiaries is or has been a party to or the subject of any Actions relating to Taxes (“Tax Actions”), or has any Knowledge of any proposed or threatened Tax Action, and there are no matters under discussion with any Governmental Authority with respect to the liability of the Company or any of its Subsidiaries with respect to Taxes.  All deficiencies asserted or assessments made or proposed against the Company and any of its Subsidiaries with respect to Taxes have been paid in full.  No Tax rulings have been applied for or received by the Company or any of its Subsidiaries.

(i)Neither the Company nor any of its Subsidiaries is a party to or bound by (i) any Tax indemnity, Tax sharing, Tax allocation or similar agreement, (ii) any other express or implied agreement under which it could have liability for any other Person’s Taxes, or (iii) any closing agreement, gain recognition agreement, offer in compromise or any other agreement with any Governmental Authority.

(j)Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other group for state, local or foreign Tax purposes (other than a group the common parent of which is the Company).  Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (including any predecessor) by operation of Law, Contract or otherwise.

(k)Neither the Company nor any Subsidiary has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) any change in or use of improper method of accounting for Tax purposes for a Pre-Closing Tax Period (including by reason of Section 481 or 263A of the Code or any similar provisions of state, local or foreign Law), (ii) prepaid amount or deferred revenue received on or prior to the Closing Date, (iii) election made prior to the Closing (including an election under Section 108(i) of the Code) or (iv) installment sale or open transaction entered into prior to the Closing Date.

(l)Neither the Company nor any of its Subsidiaries has engaged in a transaction that would constitute a “reportable transaction” within the meaning of Section 6111 of the Code (or any similar provision of state, foreign or local tax Law).  Neither the Company nor any of its Subsidiaries is, or has ever been, (i) a part to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes, (ii) a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, (iii) a “distributing corporation” or a “controlled corporation” in connection with a distribution described or intended to be described in Section 355 of the Code or (iv) a personal holding company under Section 542 of the Code.

(m)Neither the Company nor any of its Subsidiaries (i) is or was subject to Tax in a country outside of the country in which it is organized, (ii) currently has or has ever had a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business, or has engaged in a trade or business, in a country other than the country in which it is organized or (iii) is currently or has been a party to or the beneficiary of any Tax exemption, Tax holiday or other Tax reduction Contract or order.

(n)No current or former non-U.S. Subsidiary of the Company has invested in “United States property” within the meaning of Section 956 of the Code.

(o)HTA Holdings (i) has made a valid election under Section 1362(a)(1) of the Code to be treated as an “S corporation” within the meaning of Section 1361 and 1362 of the Code (and a similar election under any similar provision of state and local Tax Law) (an “S Corp”) and (ii) has at all times since its formation been an S Corp, and no action has been taken to terminate and no condition exists which could result in the termination of HTA Holdings’ S Corp status.  Each of the Company and its Subsidiaries, other than Canada, has at all times since its formation been either a partnership or a disregarded entity for U.S. federal and applicable state income tax purposes.  The Company has never had, and has no potential for, any liability for any Tax under Section 1374 of the Code (or any analogous provision of state or local Law).

(p)For purposes of this Section 3.17, where the context permits, (i) each reference to the Company or its Subsidiaries shall include a reference to any other Person for whose Taxes the Company or its Subsidiaries, respectively, is or could be held liable under Law and (ii) each reference to the Company (other than, for the avoidance of doubt, any reference to the Company in Section 3.16(o) shall include a reference to HTA Holdings).

Section 3.18Environmental Matters.

(a)Each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws.  None of the Company or any of its Subsidiaries has received during the past five years, nor is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b)No Hazardous Substances are or have been present (except for substances which otherwise would be included in such definition but which are of kinds and amounts ordinarily utilized in similar properties and which are otherwise in compliance with all Environmental Laws and any Environmental Permits issued pursuant thereto), and there is and has been no Release or threatened Release of Hazardous Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company; (ii) to which the Company or any of its Subsidiaries has sent any Hazardous Substances; or (iii) with respect to which the Company or any of its Subsidiaries may be liable.  No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence.  Neither the Company nor any of its Subsidiaries is actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.

(c)There is no pending or, to the Knowledge of the Sellers, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Sellers, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.

(d)Each of the Company and its Subsidiaries holds all Environmental Permits, and is and has been in compliance therewith.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(e)The Company and its Subsidiaries have provided to the Buyer all permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental reports in their possession, or to which they have reasonable access, addressing every location ever owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries actually, potentially or allegedly may have liability under any Environmental Law.

(f)For purposes of this Agreement:

(i)“Environmental Laws” means:  any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)“Environmental Permits” means all Permits required under any Environmental Law.

(iii)“Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv)“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

(v)“Remediation” means (A) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (C) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Substances in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Substances.

Section 3.19Material Contracts.

(a)Except as set forth in Schedule 3.19(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.19(a) of the Disclosure Schedules being “Material Contracts”):

(i)any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Contract, other than those Contracts set forth in Schedule 3.24(a);

(ii)any Contract relating to or evidencing Indebtedness in excess of $150,000 individually;

(iii)any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(iv)any Contract with any Related Party of the Company or any of its Subsidiaries;

(v)any employment or consulting Contract, other than Contracts for employment covered in clause (iv), that involves an aggregate future or potential liability in excess of $200,000;

(vi)any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(vii)any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(viii)any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $150,000;

(ix)any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $150,000;

(x)any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person;

(xi)(A) any Contract under which the Company receives a license of any Intellectual Property, excluding any agreement under which the Company receives access to software that is made available as a “software-as-a-service” or “cloud” offering or under which commercially available “off-the-shelf” Software is licensed to the Company in object code form for internal use only pursuant to the standard commercial terms, in each case, for aggregate fees of less than $50,000; (B) any Contract under which the Company grants to a third party any rights under or with respect to any Intellectual Property other than non-exclusive end user licenses granted to customers in the ordinary course of business based on the Company’s standard terms and conditions; or (C) any Contract that limits the Company’s rights to use or otherwise exploit, enforce or register Intellectual Property owned by the Company, including all covenants not to sue and co-existence agreements;

(xii)any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries;

(xiii)any Contract with any labor union or providing for benefits under any Plan;

(xiv)any hedging, futures, options or other derivative Contract;

(xv)any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;

(xvi)any Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xvii)any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and

(xviii)any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $200,000 on an annual basis or in excess of $200,000 over the current Contract term, (B) has a term greater than one year and cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 60 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

(b)Each Material Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date.  None of the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, any other party is in material breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default.  To the Knowledge of the Sellers, Company or any Subsidiary, no event, condition or omission exists or has occurred which, individually or in the aggregate, with or without the giving of notice or the lapse of time or both, would constitute, or would reasonably be expected to result in, a material breach of or a material default under any Material Contract.  The Sellers have delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto.

Section 3.20Affiliate Interests and Transactions.

(a)No Related Party of the Sellers or the Company or any of its Subsidiaries:  (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; (iii) has or has had any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been employed by the Company or any of its Subsidiaries.  There are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Sellers or the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).  Subsequent to the Closing, the Company and its Subsidiaries will own or have a valid license to all assets, properties and rights currently used in the conduct or operation of their business.

(b)There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Sellers or the Company or any of its Subsidiaries which are not Transaction Expenses.  Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Sellers or the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.21Insurance.  Schedule 3.21 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy.  All such policies are in full force and effect and no application therefor included a material misstatement or omission.  All premiums with respect thereto have been paid to the extent due.  No Seller has received notice of, nor to the Knowledge of the Sellers is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy.  No claim currently is pending under any such policy involving an amount in excess of $50,000, no carrier has issued a reservation of rights with regard to any claims disclosed, and no limits under any such policy have been exhausted or impaired.  The Company and its Subsidiaries have reported to the applicable insurance carriers each event, circumstance, occurrence or state of facts that would reasonably be expected to give rise to a material and insurable claim under any of insurance policy set forth on Schedule 3.21 of the Disclosure Schedules.  Schedule 3.21 of the Disclosure Schedules identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder.  Such insurance policies are (i) of the types and for the amounts of coverage reasonable in the context of the business and operations in which the Company and its Subsidiaries are engaged, and (ii) sufficient to comply with all applicable legal requirements and Contracts to which the Company or any of its Subsidiaries is a party or by which they may otherwise be bound, and there are no gaps in the pre-Closing insurance programs of the Company and its Subsidiaries.  The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 3.22Privacy and Security.

(a)The Company and each of its Subsidiaries at all times has complied and complies in all material respects (and requires and monitors the compliance of applicable third parties) with all applicable U.S., state, foreign and multinational Laws (including EC Directive 95/46 and its implementations in the EU Member States, the Computer Fraud and Abuse Act (and all state and foreign Laws similar thereto), the Children’s Online Privacy Protection Act and California Civil Code section 1798.81.5) relating to privacy or data security, and their own published, posted and internal agreements and policies (which are in material conformance with generally-adopted industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to:  personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information that is the subject of applicable Privacy Laws and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”), whether any of same is accessed or used by the Company or its Subsidiaries or any of their respective business partners.  To the Knowledge of the Sellers, there are no facts or circumstances that would reasonably be expected to give rise to a violation by the Company or its Subsidiaries of any Privacy Law.

(b)The Company and its Subsidiaries post all policies with respect to the matters set forth in Section 3.22(a) on their respective Websites in conformance with Privacy Laws.  Neither the Company nor any of its Subsidiaries uses, collects, or receives any Personal Information, except as disclosed in such policies.

(c)To the Company’s Knowledge, Persons with which the Company or its Subsidiaries have contractual relationships have not breached any agreements with the Company or its Subsidiaries or any Privacy Laws pertaining to Personal Information  to which such Persons have received access from the Company or any of its Subsidiaries.

(d)The Company and its Subsidiaries take all commercially reasonable steps to protect the operation, confidentiality, integrity and security of their respective Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby (including all customer, employee and other confidential information) against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and, to the Company’s Knowledge, there have been no such unauthorized or improper use, access, transmittal, interruption, modification or corruption and breaches of the security of such Software, Systems or Websites that would trigger any notice or other legal obligations of the Company or its Subsidiaries under applicable Privacy Laws.  Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of the Company’s or its Subsidiaries’ confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.  The Company’s and its Subsidiaries’ Software and Systems (including the Systems operated by vendors or subcontractors on behalf of the Company or any of its Subsidiaries) (x) are adequate for the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted and contemplated to be conducted, and provide sufficient redundancy and speed to materially meet widely adopted standards of comparable businesses in the Company’s industry relating to high availability and (y) are, in all material respects, in good working order and condition and have been used and maintained in accordance with their documentation and manufacturer’s requirements and applicable insurance policies.  Neither the Company nor any of its Subsidiaries has experienced any material disruption to, or material interruption in, its Systems, or the services provided by the Company or its Subsidiaries through the use of the Systems.  The Company and its Subsidiaries have implemented commercially reasonable disaster recovery plans, including the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries.

(e)Each of the Company and its Subsidiaries, and each of their respective businesses, products and services, is in compliance with and has at all times complied with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all (if any) such cardholder data that has come into its possession.  Neither the Company nor any of its Subsidiaries has received written notice that it is in non-compliance with any PCI DSS standards.  The Company has never experienced a security breach involving any such cardholder data which would trigger any notice or other legal obligations of the Company or its Subsidiaries under applicable Privacy Laws or the PCI DSS.  The Company or any of its Subsidiaries has not received any claims by any Person alleging that the Company or any of its Subsidiaries have violated the PCI DSS, and there have been no known incidents of breach of the PCI DSS by the Company or any of its Subsidiaries.

Section 3.23Customers and Suppliers.

(a)Schedule 3.23(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all clients (including all revenue-sharing partners) of the Company and its Subsidiaries (including the Sellers and their respective Affiliates) with a billing for each such client of (or, in the case of revenue-sharing partners, that share revenues in excess of) $150,000 or more during the 12 months ended December 31, 2017 (“Major Customers”), (ii) the amount for which each such Major Customer was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such Major Customer during such period.  No Seller has received any written notice, nor does any Seller have Knowledge, that any of such Major Customers (including the Sellers and their respective Affiliates) (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries or (C) is contemplating a change to its business or business practices that would result in a reduction to the price Company or its Subsidiaries receives for its products or services or the volume of transactions with Company or its Subsidiaries for such products and services.  None of such Major Customers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.  The Contracts pursuant to which the Company and its Subsidiaries provide products or services to each such Major Customer (x) will continue to be in full force and effect for a term of at least three years following the Closing Date and (y) are not terminable by such Major Customer for convenience.  For purposes of general presentation, Schedule 3.23(a) of the Disclosure Schedules shall be redacted to the extent necessary to comply with applicable antitrust Laws, and until the end of the Marketing Period, and in any event not later than three Business Days prior to the Closing, the only Representatives of the Buyer that shall be permitted to view the un-redacted version of Schedule 3.23(a) of the Disclosure Schedules shall be members of the Clean Team.

(b)Schedule 3.23(b) of the Disclosure Schedules sets forth a true and complete list of (i) the names of all suppliers of the Company and its Subsidiaries (including the Sellers and their respective Affiliates) from which the Company or a Subsidiary ordered products or services with an aggregate purchase price for each such supplier of $150,000 or more during the 12 months ended December 31, 2017 and (ii) the amount for which each such supplier invoiced the Company or such Subsidiary during such period.  No Seller has received any written notice, nor does any Seller have Knowledge, that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including the Sellers and their respective Affiliates), or that any such supplier (including the Sellers and their respective Affiliates) will not sell supplies or services to the Company and its Subsidiaries at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company and its Subsidiaries, subject to general and customary price increases.  No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.  For purposes of general presentation, Schedule 3.23(b) of the Disclosure Schedules shall be redacted to the extent necessary to comply with applicable antitrust Laws, and until the end of the Marketing Period, and in any event not later than three Business Days prior to the Closing, the only Representatives of the Buyer that shall be permitted to view the un-redacted version of Schedule 3.23(b) of the Disclosure Schedules shall be members of the Clean Team.

Section 3.24Government Contracts.

(a)Schedule 3.24 of the Disclosure Schedules sets forth a list of all Government Contracts as of the date hereof.  Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries have complied with all terms and conditions and other Laws relating to the Government Contract and (ii) all representations and certifications of the Company and its Subsidiaries set forth in or pertaining to the Government Contracts were current, complete and accurate as of their effective date.  No termination notice, cure notice or show-cause notice has been received or is otherwise in effect with respect to any Government Contract.  No payment due to the Company or any of its Subsidiaries under a Government Contract has been withheld or set off.

(b)Neither the Company, any of its Subsidiaries nor any of their respective officers, directors, employees or agents (i) is or has been the subject of any audit (other than in the ordinary course), investigation or indictment with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract nor received any notice of any of the same; (ii) has conducted or initiated any internal investigation, or made any voluntary or mandatory disclosure to a Governmental Authority, or other prime contractor or higher-tier subcontractor with respect to any alleged or possible material irregularity, misstatement or omission arising under or relating to a Government Contract; (iii) is or has been suspended, debarred or, proposed for suspension or debarment from contracting with any Governmental Authority; or (iv) has been the subject of a finding of non-responsibility or ineligibility regarding contracting with any Governmental Authority.  There exists no Action or material outstanding claims or disputes against the Company or any of its Subsidiaries arising out of or relating to any of the Government Contracts.  Neither the Company nor any of its Subsidiaries has assigned or purported to assign any of the Government Contracts or proceeds therefrom.

Section 3.25Product Liability and Product Warranty.  Except as set forth in Schedule 3.25 of the Disclosure Schedules, during the last five years, none of the Company or its Subsidiaries has incurred any material Liability as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided by any of the Company or its Subsidiaries, whether such material Liability was incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract, or other), or otherwise.  No Governmental Authority has alleged in writing that any product designed, manufactured, sold, leased, licensed or delivered by any of the Company or its Subsidiaries is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Authority.  No product designed, manufactured, sold, leased, licensed or delivered by any of the Company or its Subsidiaries has been recalled, and none of the Company or any of its Subsidiaries has been recalled, and none of the Company or any of its Subsidiaries has received any written notice of recall (written or oral) of any such product from any Governmental Authority.

Section 3.26Rollover.

(a)Accredited Investor.  HTA Holdings is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(b)Evaluation of and Ability to Bear Risks.  HTA Holdings has such knowledge and experience in financial affairs that HTA Holdings is capable of evaluating the merits and risks of an investment in the Issuer Shares.  HTA Holdings has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement.  HTA Holdings’ financial situation is such that HTA Holdings can afford to bear the economic risk of holding the Issuer Shares for an indefinite period of time, and HTA Holdings can afford to suffer the complete loss of HTA Holdings’ investment in the Issuer Shares.

(c)Investment Purpose.  HTA Holdings is acquiring the Issuer Shares pursuant to this Agreement for HTA Holdings’ own account and not with a view to or for sale in connection with any distribution of all or any part of the Issuer Shares or HTA Holdings’ interest in any of the Issuer Shares.  HTA Holdings hereby agrees that HTA Holdings will not, directly or indirectly, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any part of the Issuer Shares or HTA Holdings’ interest in any of the Issuer Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part thereof) except in accordance with the terms of the Securityholders Agreement, as it may be amended from time to time, and in a manner that does not violate the registration or any other applicable provisions of the Securities Act (or any other applicable federal securities laws) or any applicable state securities laws.  HTA Holdings understands that HTA Holdings must bear the economic risk of an investment in the Issuer Shares for an indefinite period of time because, among other reasons, the offering and sale of the Issuer Shares have not been registered under the Securities Act, and therefore, the Issuer Shares cannot be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  HTA Holdings also understands that sales or transfers of the Issuer Shares are further restricted by the provisions of the Securityholders Agreement, as it may be amended from time to time, and applicable state securities laws.

(d)Disclosure.  HTA Holdings hereby acknowledges that it has been given access to an electronic “data room” maintained at Intralinks, which contained, among other items pertaining to the Issuer, copies of the audited consolidated balance sheet of ATS Consolidated, Inc. and its Subsidiaries as at December 31, 2014, December 31, 2015 and December 31, 2016 and the related audited consolidated statements of operations and comprehensive income, equity and cash flows of ATS Consolidated, Inc. and its Subsidiaries (collectively, the “Issuer Disclosure Materials”), and HTA Holdings understands the risks of, and other considerations relating to, the ownership of the Issuer Shares.

(e)Access to Information.  HTA Holdings has been provided an opportunity to ask questions of, and HTA Holdings has received answers thereto from the Issuer and its Representatives regarding the Issuer Disclosure Materials and other matters pertaining to the Rollover, and HTA Holdings has obtained all additional information requested by HTA Holdings of the Issuer and its Representatives.

(f)No Representations.  None of the Issuer, the Buyer, their respective Affiliates or any their respective Representatives has made any representations or warranties to HTA Holdings, other than the representations of the Buyer and the Issuer set forth herein.

(g)Tax Considerations.  HTA Holdings is not relying on the Buyer or the Issuer with respect to individual Tax considerations involved in an investment in the Issuer Shares.

(h)Stop Transfer Restrictions / Legends on Stock Certificates.  HTA Holdings understands that, in addition to any other restrictions or legends required by applicable state securities laws, the Issuer Shares shall include a stop transfer restriction on Issuer’s books or, if any certificate or certificates representing the Issuer Shares are issued, a legend will be placed on any such certificate or certificates representing the Issuer Shares, in each case substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS BOOK-ENTRY POSITION OR CERTIFICATE, AS APPLICABLE, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR GREENLIGHT HOLDING II CORPORATION (THE “COMPANY”) SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL (IF REQUIRED BY THE COMPANY) THAT REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.  THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES IS ALSO SUBJECT TO COMPLIANCE WITH THE TERMS AND CONDITIONS OF THAT CERTAIN SECURITYHOLDERS AGREEMENT, DATED AS OF [●], AS SUPPLEMENTED, MODIFIED AND AMENDED FROM TIME TO

TIME, AMONG THE COMPANY AND THE SHAREHOLDERS SIGNATORY THERETO, A COPY OF WHICH AGREEMENT IS AVAILABLE FOR INSPECTION DURING REGULAR BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

Section 3.27Intentionally Omitted.

Section 3.28Brokers.  Except for the Morgan Stanley Fee, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company or any of its Subsidiaries.  The Sellers have furnished to the Buyer a complete and correct copy of all agreements between the Sellers, on the one hand, and Morgan Stanley, on the other hand, pursuant to which such firm would be entitled to any payment related to the transactions contemplated hereby.

Section 3.29Exclusivity of Representations and Warranties.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY SCHEDULE OR CERTIFICATE DELIVERED IN ACCORDANCE WITH THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, SELLERS EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 3.29, CLAIMS AGAINST THE SELLERS OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER and the issuer

Except as set forth in the corresponding sections or subsections of the Buyer Disclosure Schedules attached hereto (collectively, the “Buyer Disclosure Schedules”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such Buyer Disclosure Schedule relates and any other representations and warranties (or covenants, as applicable) of the Buyer or the Issuer if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants) would be reasonably apparent on its face to a reasonable person who has read that reference and such representations and warranties (or covenants)), each of the Buyer and, solely with respect to Section 4.8, the Issuer, hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.1Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3No Conflict; Required Filings and Consents.

(a)The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)materially conflict with or violate any Law applicable to the Buyer; or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party; in each case except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for such filings as may be required by any applicable federal or state securities or “blue sky” laws.

Section 4.4Financing.  Buyer has delivered to Sellers complete copies of an executed commitment letter (as the same may be amended pursuant to Section 5.11, the “Debt Financing Commitment”), together with the fee letters associated therewith (redacted in a customary manner), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions thereof (including any flex provisions applicable thereto), to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”).  As of the date of this Agreement, the Debt Financing Commitment has not been amended or modified, and the respective commitments contained in the Debt Financing Commitment have not been withdrawn or rescinded.  As of the date of this Agreement, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligation of the Buyer and, to the Knowledge of the Buyer, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and is the only Contract among the Buyer or any of its Affiliates, on the one hand, and the Financing Sources, on the other hand, with respect to the terms and conditions of the Debt Financing (other than (a) fee letters (complete copies of which have been provided to the Sellers (redacted as set forth above)), (b) customary engagement letters and (c) as expressly set forth in the Debt Financing Commitment delivered to the Sellers as of the date hereof).  There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as set forth in or contemplated by the Debt Financing Commitment (subject to customary “flex” provisions the exercise of which would not reasonably be expected to (i) impose additional, or expand existing, conditions precedent to the funding of the Debt Financing in a manner that is adverse in any material respect to the Buyer, (ii) reduce the Debt Financing to an amount committed below the amount that is required, together with other financial resources of the Buyer, to consummate the transactions contemplated by this Agreement or (iii) otherwise materially impair or delay the funding of the Debt Financing at the Closing).  Subject to the terms and conditions of the Debt Financing Commitment and subject to the satisfaction of the conditions contained in Sections 7.2 and 7.3, assuming the accuracy of the representations and warranties of the Sellers set forth in Article III and assuming compliance by the Company and the Sellers with the covenants set forth in Sections 5.1 and 5.11, the aggregate proceeds contemplated by the Debt Financing Commitment, together with other financial resources of Buyer including cash, cash equivalents and marketable securities of Buyer, the Company and its Subsidiaries on the Closing Date, will be sufficient for Buyer to consummate the transactions contemplated by this Agreement upon the terms herein and pay all related fees and expenses.  Assuming the accuracy of the representations and warranties of the Sellers set forth in Article III and assuming compliance by the Company, the Sellers with the covenants set forth in Sections 5.1 and 5.11, in each case to the standards described in Section 7.3(a), Buyer has no reason to believe that any of the conditions set forth in the Debt Financing Commitment will not be satisfied on or before the Outside Date.

Section 4.5Solvency.  Buyer has, and will continue to have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Reverse Termination Fee, if such becomes due and payable in accordance with the terms of this Agreement.  As of the Closing, assuming (a) satisfaction of the conditions to the Buyer’s obligation to consummate the purchase of the Units, (b) the accuracy of the representations and warranties of the Sellers set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct to the standards described in Section 7.3(a)), and (c) any estimates, projections or forecasts of the Company and its Subsidiaries being reasonably realizable, and (d) after giving effect to the transactions contemplated by this Agreement, including the Debt Financing, the payment of the aggregate Estimated Purchase Price, any other repayment or refinancing of existing indebtedness contemplated by this Agreement or the Debt Financing Commitment, the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and the payment of all related fees and expenses, the Buyer will be Solvent as of the Closing Date immediately following the transactions contemplated hereby.  For purposes of this Section 4.5, “Solvent” with respect to the Person means that, as of any date of determination, (i) the fair value of the assets of such Person and its subsidiaries, on a consolidated basis, is greater as of such date than the total amount of liabilities, including contingent liabilities, of such Person and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (ii) the present fair salable value of the assets of such Person and its subsidiaries, on a consolidated basis, is greater as of such date than the total amount of liabilities, including continent liabilities, of such Person and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), (iii) such Person and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including contingent liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances and (iv) such Person and its subsidiaries have adequate capital with which to conduct the business they are presently conducting.

Section 4.6Brokers.  Except for Platinum, the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.7Investment Intent.  The Buyer is acquiring the Units for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Units in a manner that would violate the registration requirements of the Securities Act of 1933, as amended.  Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.8Issuer Shares.

(a)Organization.  Each of the Issuer and Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)Authority.  Each of the Issuer and Parent has full corporate power and authority to execute and deliver each of the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution, delivery and performance by each of the Issuer and Parent of each of the Ancillary Agreements to which it will be a party and the consummation by each of the Issuer and Parent of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action. Upon their execution each of the Ancillary Agreements to which each of the Issuer and Parent will be a party will have been, duly executed and delivered by the Issuer or Parent (as applicable) and, assuming due execution and delivery by each of the other parties hereto and thereto, upon their execution each of the Ancillary Agreements to which each of the Issuer and Parent will be a party will constitute, the legal, valid and binding obligations of the Issuer or the Parent (as applicable), enforceable against the Issuer or Parent in accordance with their respective terms, except as (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), (ii) the enforceability of the indemnification and contribution provisions of the Securityholders Agreement may be limited under applicable federal or state securities laws or the public policy underlying such laws, and (iii) the enforceability of the rights of the Issuer to repurchase its securities pursuant to certain provisions of the Securityholders Agreement may be limited by the Delaware General Corporation Law as to inadequate capital surplus and by fraudulent conveyance or similar laws.

(c)No Conflicts.  The execution, delivery and performance by each of the Issuer and Parent of this Agreement and each of the Ancillary Agreements to which the Issuer or Parent (as applicable) will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation or bylaws of the Issuer or Parent (as applicable);

(ii)conflict with or violate any Law applicable to the Issuer or Parent (as applicable); or

(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Issuer or Parent (as applicable) is a party; except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Issuer or Parent (as applicable) to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(d)Offer of Issuer Shares.  Neither the Issuer nor any person authorized to act on behalf of the Issuer has taken or will take any action that would subject the transactions contemplated by this Agreement to the registration requirements of the Securities Act.

(e)Litigation.  Except as set forth on Schedule 4.8(e) of the Buyer Disclosure Schedules, there is no action, proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Issuer, Parent or any of its Subsidiaries (including the Buyer) which relates to the Issuer’s, Parent’s or any of its Subsidiaries’ (including Buyer’s) business or affects the Issuer, Parent or any of its Subsidiaries (including Buyer) that, if decided adversely to the Issuer, Parent or such Subsidiary, would have a material adverse effect on the Issuer, Parent and its Subsidiaries (including the Buyer), individually or taken as a whole, or that questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken pursuant to this Agreement or any Ancillary Agreement.

(f)Issuer Capitalization.  Except as set forth in Schedule 4.8(f)(i) of the Buyer Disclosure Schedules, as of the Closing (after giving effect to the Parent Contribution), the authorized capital stock of the Issuer consists of 2,000 shares of common stock, par value $0.01 per share, consisting of 1,000 shares of Voting Common Stock (the “Issuer Voting Common Stock”) and 1,000 shares of Non-Voting Common Stock (the “Issuer Non-Voting Common Stock”), of which 99.8066159 shares of Issuer Voting Common Stock are issued and outstanding and 0.1933841 shares of Issuer Non-Voting Common Stock are issued and outstanding.  Except as set forth in Schedule 4.8(f)(i) of the Buyer Disclosure Schedules, the Issuer has not issued or agreed to issue any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Issuer or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Upon the Issuer’s receipt of the Rollover Units, the Issuer Shares being issued to HTA Holdings will be duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrance other than Encumbrances created by HTA Holdings or the Securityholders Agreement. A true and correct copy of the capitalization table of each of the Issuer, Parent, and each other Subsidiary of Issuer (including Buyer) is set forth on Schedule 4.8(f)(ii) of the Buyer Disclosure Schedules.

Section 4.9Equity Interests.  Except for the Subsidiaries listed in Schedule 4.9 of the Buyer Disclosure Schedules, neither the Issuer, Parent nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 4.10Buyer Financial Statements.

(a)True and complete copies of the audited consolidated balance sheet of the Buyer and its Subsidiaries as at December 31, 2015 and December 31, 2016 and the related audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of the Buyer and its Subsidiaries, together with all related notes and schedules thereto, accompanied by the reports thereon of the Buyer’s independent auditors (collectively referred to as the “Buyer Financial Statements”) and the unaudited consolidated balance sheet of the Buyer and its Subsidiaries as at September 30, 2017 (the “Buyer Balance Sheet Date” and

such balance sheet, together with all related notes and schedules thereto, the “Buyer Balance Sheet”), and the related consolidated statements of operations of the Buyer and its Subsidiaries (collectively referred to as the “Buyer Interim Financial Statements” ), are attached hereto as Schedule 4.10(a) of the Disclosure Schedules.  Each of the Buyer Financial Statements and the Buyer Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Buyer and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Buyer and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Buyer Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)Except as and to the extent adequately accrued or reserved against in the Balance Sheet, neither the Issuer nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether known or unknown, required by GAAP to be reflected in a consolidated balance sheet of (i) Parent and its Subsidiaries (as of the date hereof) or (ii) the Issuer and its Subsidiaries (as of the Closing), or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the Buyer Balance Sheet Date, that are not, individually or in the aggregate, material to the Issuer, Parent or any of its Subsidiaries.

Section 4.11Affiliate Interests and Transactions.  No Affiliate of the Issuer, Parent or any of its Subsidiaries (including the Buyer), other than the Issuer, Parent or any of its wholly-owned Subsidiaries (an “Issuer Related Party”):  (i) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Issuer, Parent or any of its Subsidiaries (including the Buyer) uses or has used in or pertaining to the business of the Issuer, Parent or any of its Subsidiaries (including the Buyer); or (ii) has or has had any business dealings or a financial interest in any transaction with the Issuer, Parent or any of its Subsidiaries (including the Buyer) or involving any assets or property of the Issuer, Parent or any of its Subsidiaries (including the Buyer), other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.  Except as set forth on Schedule 4.11 of the Disclosure Schedules, there are no Contracts by and between the Issuer, Parent or any of its Subsidiaries (including the Buyer), on the one hand, and any Issuer Related Party, on the other hand, pursuant to which such Issuer Related Party provides or receives any information, assets, properties, support or other services to or from the Issuer, Parent or any of its Subsidiaries, including the Buyer (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

Section 4.12Exclusivity of Representations and Warranties.  NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE SELLERS OR THEIR AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY SCHEDULE OR

CERTIFICATE DELIVERED IN ACCORDANCE WITH THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, THE BUYER, PARENT AND THE ISSUER EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.12, CLAIMS AGAINST THE BUYER, PARENT, THE ISSUER OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD.

Article V
COVENANTS

Section 5.1Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing, unless the Buyer shall otherwise agree in writing, the Sellers shall cause the business of the Company and its Subsidiaries to be conducted only in the ordinary course of business consistent with past practice, and shall cause the Company and its Subsidiaries to (i) preserve substantially intact their business organization and assets; (ii) keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries; (iii) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; and (iv) keep and maintain their assets and properties in good repair and normal operating condition, wear and tear excepted.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, except as otherwise set forth on Schedule 5.1 of the Disclosure Schedules or as expressly contemplated by this Agreement, the Sellers, in respect of the Company or any of its Subsidiaries, shall not, and shall cause each of the Company and its Subsidiaries not to, do or propose to do, directly or indirectly, any of the following without the prior written consent of the Buyer:

(a)amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance (i) any shares of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Company or any of its Subsidiaries or (ii) any properties or assets of the Company or any of its Subsidiaries, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(c)declare, set aside, make or pay any non-cash dividend (or any cash dividend after the Cut-off Time) or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(d)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or ownership interest, or make any other change with respect to its capital structure;

(e)acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement;

(f)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;

(g)incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of its Subsidiaries (i) incur, assume or guarantee any long-term indebtedness for borrowed money or (ii) make any optional repayment of any indebtedness for borrowed money;

(h)enter into, amend, waive, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, enter into any Contract that is not terminable by the Company for convenience or enter into any Contract other than in the ordinary course of business consistent with past practice;

(i)authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Company and its Subsidiaries taken as a whole;

(j)enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $150,000 per year in any single case;

(k)increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or independent contractors, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, grant any severance or termination payment to, or pay, loan or advance any amount to, any director, officer, employee or independent contractor of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any Plan, except for any amendment that may be required to maintain the tax qualified status of a Plan;

(l)announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company other than routine employee terminations;

(m)enter into any Contract with any Related Party of the Company or any of its Subsidiaries;

(n)make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(o)make, revoke or modify any Tax election, adopt or change any accounting method in respect of Taxes, apply for or enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement or any closing or other agreement with any Governmental Authority, fail to pay any Taxes when due, commence any Tax Action, settle or compromise any Tax Action or Tax liability, file or cause to be filed any Tax Return other than on a basis consistent with past practice unless otherwise required by applicable Law, surrender any right to claim a material refund of Taxes, file or cause to be filed any amended Tax Return or any claim for refund for Taxes previously paid, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or grant any power of attorney with respect to Taxes;

(p)pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(q)cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(r)permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries;

(s)permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Company or any of its Subsidiaries;

(t)accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(u)commence or settle any Action;

(v)take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Sellers in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Sellers in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect;

(w)modify or cancel, or cause to be modified or cancelled, any insurance policy set forth on Schedule 3.21 of the Disclosure Schedules; or

(x)announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2Covenants Regarding Information.

(a)From the date hereof through the Closing Date, the Sellers shall, and shall cause the Company and its Subsidiaries to, afford the Buyer and its Representatives reasonable access (including for inspection and copying) at reasonable times to the Representatives, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request.

(b)From the date hereof through the Closing Date, the Sellers shall deliver or shall cause to be delivered to the Buyer monthly financial statements of the Company and its Subsidiaries within 10 calendar days of the end of each calendar month.  Such financial statements shall be deemed to constitute “Interim Financial Statements” for purposes of the representations set forth in Section 3.7(a).

(c)Subject in all cases to Section 5.12, on the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer all original (or, if unavailable, copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case that are in the possession of or under the control of the Sellers, as applicable; provided that the Sellers or any of their Affiliates may keep (i) copies of any of the foregoing to the extent reasonably necessary for Sellers’ and its Affiliates’ non-Company businesses or operations or to take any action contemplated by this Agreement or any of the Ancillary Agreements, and (ii) the Excluded Assets.  If, notwithstanding the foregoing, any Seller discovers following the Closing Date that it is in possession of or has under its control any such items which are required to be delivered to Buyer pursuant to the foregoing sentence, such Seller shall deliver to the Buyer any such items as soon as reasonably practicable.

(d)No Seller shall be required to deliver information to the Buyer to the extent disclosure of such information would (i) jeopardize any attorney-client privilege, protection under the work product doctrine or other legal privilege, or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.

Section 5.3Exclusivity.  Each of the Sellers agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, no Seller shall, and each Seller shall take all action necessary to ensure that none of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives shall, directly or indirectly:

(a)solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries, other than  inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries; or

(b)participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  The Sellers immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Sellers shall notify the Buyer promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made.  Each of the Sellers shall not, and shall cause the Company and each of its Subsidiaries not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Sellers or the Company or any of its Subsidiaries is a party, without the prior written consent of the Buyer.

Section 5.4Notification of Certain Matters.  The Sellers shall give prompt written notice to the Buyer of (a) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would cause any of the conditions set forth in Section 7.1 or Section 7.3, as applicable, to be incapable of fulfillment, (b) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of the Sellers, the Company, any Subsidiary of the Company or any other Affiliate of the Sellers to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the obligations of the Buyer and the Issuer hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (e) any Action pending or, to the Sellers’ Knowledge, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.5Intercompany Arrangements; Personal Guarantees; Closing Employee Payment Releases.

(a)Other than the accounts or Contracts set forth on Schedule 5.5(a), all intercompany and intracompany accounts, debts or Contracts between the Company or its Subsidiaries, on the one hand, and the Sellers or their respective Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.  Prior to the Closing, the Company, on the one hand, and the applicable Affiliate of Sellers, on the other hand, shall enter into the new lease attached hereto as Exhibit E.

(b)Each of the parties hereto shall, and shall cause their Affiliates to, use commercially reasonable efforts to remove any guaranty or other surety given by any Seller or his or its Affiliates (other than the Company or any of its Subsidiaries) with respect to any asset or liability of the Company or any of its Subsidiaries, including the personal guarantees described on Schedule 5.5(b), such that the applicable guarantor has no further liability with respect thereto as of the Closing Date or as promptly as practicable thereafter.

(c)HTA Holdings shall use its commercially reasonable efforts to obtain, and each of the other Parties hereto shall reasonably cooperate with HTA Holdings in connection with obtaining, duly executed Closing Employee Payment Releases from each recipient of a Closing Employee Payment on or before the Closing Date.

Section 5.6Resignations.  The Sellers will deliver at the Closing the resignation of all of the directors of the Company and its Subsidiaries, effective as of the Closing, except for such directors that the Buyer specifies in writing to the Sellers prior to the Closing Date.

Section 5.7Confidentiality.

(a)Each of the Parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other Parties in connection with the transactions contemplated hereby pursuant to the terms of (i) the Non-Disclosure Agreement dated October 24, 2017 by and between Platinum and HTA LLC, (ii) the Non-Disclosure Agreement dated November 2, 2017 by and among the Buyer, HTA LLC and Platinum, (iii) the Clean Team Confidentiality Agreement dated January 16, 2018 by and among HTA LLC, the Buyer and Platinum and (iv) the Supplemental Clean Team Confidentiality Agreement dated January 17, 2018 by and among HTA LLC, the Buyer and Platinum (the agreements referenced in the foregoing clauses (i), (ii), (iii) and (iv), collectively, the “Confidentiality Agreements”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreements and the obligations of the Parties under this Section 5.7(a) shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreements shall nonetheless continue in full force and effect in accordance with their terms.

(b)For a period of five years following the Closing Date, each of the Sellers shall not, and each of the Sellers shall cause its Affiliates and the respective Representatives of the Sellers and their respective Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Sellers or their respective Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Seller or such Affiliate reasonably determines it is legally obligated to disclose if:  (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or its Subsidiaries or the transactions contemplated hereby (other than data or information that is or becomes available to the public other than as a result of a breach of this Section).

(c)Effective as of the Closing, each of the Sellers hereby assigns to the Buyer all of its right, title and interest in and to any confidentiality agreements entered into by such Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company or its Affiliates.  From and after the Closing, the Sellers will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.  Each of the Sellers shall use its commercially reasonable efforts to cause any such Person to return to the Sellers, as applicable, any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such business combination.

Section 5.8Consents and Filings; Further Assurances.

(a)The Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing, the Sellers shall permit the Buyer and the Issuer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and none of the Sellers shall settle or compromise any such claim, suit or cause of action without the Buyer’s written consent.

(b)The Sellers shall, or shall cause the Company and its Subsidiaries to, give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the Buyer may in its reasonable discretion deem necessary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  The Buyer shall cooperate with and assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem adverse to the interests of the Buyer, the Issuer or the Company or any of its Subsidiaries.

(c)The Parties agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any of its Subsidiaries any right or benefit under any lease, license, commitment or other Contract to which the Company or any Subsidiary is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Buyer and the Issuer, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(d)From time to time after the Closing, and for no further consideration, each of the Parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)Notwithstanding anything herein to the contrary, neither the Buyer nor the Issuer shall be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any material assets of the Buyer, the Issuer, the Company or any of their respective Affiliates, (B) materially limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company and its Subsidiaries or any of their assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (C) materially limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Units.

Section 5.9Termination of Indebtedness.  The Sellers shall negotiate Debt Payoff Letters for all Payoff Indebtedness.  The Sellers shall, and shall cause the Company and its Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.9 require any of the Sellers or the Company or any of its Subsidiaries to cause the termination of any Contracts relating to Payoff Indebtedness other than as part of the Closing.

Section 5.10Public Announcements.  On and after the date hereof and through the Closing Date, the Parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the Parties shall issue any press release or make any public statement prior to obtaining the written approval of the other Parties, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any Party hereto.

Section 5.11Financing.

(a)Obligations of the Buyer.

(i)The Buyer shall use its commercially reasonable efforts to obtain the Debt Financing in all material respects on the terms described in the Debt Financing Commitment (including any flex provisions applicable thereto), including using commercially reasonable efforts (I) to negotiate definitive documentation for and consummate the Debt Financing contemplated by the Debt Financing Commitment on a timely basis, (II) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to receipt of the Debt Financing at the Closing set forth therein that are within its control (excluding, for the avoidance of doubt, any condition to receipt of the Debt Financing that cannot be satisfied as a direct result of any failure of the conditions set forth in Section 7.3 to be satisfied and (III) to comply with its obligations under the Debt Financing Commitment.  The Buyer shall have the right from time to time to amend the Debt Financing Commitment or to replace all or any portion of the Debt Financing Commitment with other debt or equity financing from the same and/or alternative Financing Sources; provided, that any such amendment or replacement of the Debt Financing shall not, without the prior written consent of the Sellers (x) impose additional, expand or modify existing, conditions precedent to the funding of the Debt Financing in a manner that is adverse in any material respect to Buyer, (y) reduce the Debt Financing to an amount committed below the amount that is required, together with other financial resources of the Buyer, to consummate the transactions contemplated by this Agreement or (z) otherwise materially impair, prevent, make less likely or delay the funding of the Debt Financing at the Closing or adversely impact the ability of Buyer to enforce its rights under the Debt Financing Commitment.  For the avoidance of doubt, (A) the syndication of the Debt Financing as contemplated by the Debt Financing Commitment and (B) any amendment or other modification of the Debt Financing Commitment to provide for the assignment of a portion of the Debt Financing Commitment to additional agents or arrangers and grant such persons customary approval rights (in either case, a “Permitted Financing Action”) shall not, in either case, be deemed to violate the Buyer’s obligations under this Agreement.  In the event the Debt Financing becomes unavailable, the Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial, in the aggregate, to the Buyer (as determined in the reasonable judgment of the Buyer), in an amount sufficient to consummate the transactions contemplated by this Agreement (“Alternate Financing” ).  Nothing contained in this Agreement shall be construed to require the Buyer to (1) bring any Action against any source of any Debt Financing to enforce its rights under the Debt Financing Commitment, (2) seek or accept Debt Financing on terms less favorable than the terms and conditions described in the Debt Financing Commitment (including the exercise of flex provisions) as determined in the reasonable judgment of the Buyer or (3) pay any fees in excess of those contemplated by the Debt Financing Commitment (whether to secure a waiver of any conditions contained therein or otherwise).

(ii)Without limiting anything in Section 5.11(a)(i), Buyer shall use its reasonable best efforts to comply with its obligations under the Debt Financing Commitment.  Buyer shall, at HTA Sellers’ reasonable request, keep the HTA Sellers informed on a periodic basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Buyer shall give Sellers prompt notice (w) of any amendment or modification to the Debt Financing Commitment or any replacement of the Debt Financing Commitment (other than any such amendment, modification or replacement arising from a Permitted Financing Action), (x) of any breach or default by any party to any of the Debt Financing Commitment or definitive agreements relating to the Debt Financing Commitment of which Buyer becomes aware, (y) of the receipt of any written notice or other written communication from any lender under the Debt Financing Commitment with respect to any (1) actual breach, default, termination or repudiation by any party to any of the Debt Financing Commitment or definitive agreements related to the Debt Financing or any provisions thereof or (2) material dispute or disagreement relating to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, and (z) if at any time for any reason Buyer believes in good faith that it is reasonably likely it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Debt Financing Commitment.  Promptly after the date Seller delivers Buyer a written request, Buyer shall provide information reasonably requested by Seller relating to the circumstances referred to in clause (w), (x), (y) or (z) of the immediately preceding sentence. In the event any Alternate Financing is obtained, Buyer shall promptly deliver to the Sellers true and complete copies of any commitment letters, together with the fee letters associated therewith (redacted in a customary manner), with respect thereto.

(iii)For purposes of this Agreement, (x) “Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof (A) throughout which the Buyer and its Financing Sources shall have the Required Information (as defined below) and such Required Information shall be Compliant (as defined below) and (B) throughout which the conditions set forth in Sections 7.1 and 7.2 shall be satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 Business Day period; provided, that February 19, 2018 shall be excluded as a “Business Day” for such purposes, (y) “Required Information” shall mean (A) the historical financial statements of the Company and its Subsidiaries required to be delivered pursuant to paragraphs 2(a)(i) and 2(b)(i) of Annex V of the Debt Financing Commitment and (B) all other financial and other pertinent information that is requested by the Buyer in connection with the preparation by the Buyer of any pro forma financial information or projections required to be delivered pursuant to paragraphs 2(c) and 2(d) of Annex V of the Debt Financing Commitment or otherwise contemplated to be delivered in respect of the Debt Financing and (z) “Compliant” shall mean that the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information.

(iv)For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted to be amended or modified by this Section 5.11(a) and references to “Debt Financing Commitment” shall include such documents as permitted to be amended or modified by this Section 5.11(a).

(b)Obligations of the Sellers.  Each of the Sellers shall, and shall cause the Company and its Subsidiaries, and its and their respective Representatives, to provide to the Buyer all cooperation reasonably requested by the Buyer and/or the Financing Sources that is necessary, proper or advisable in connection with the Debt Financing (including the arrangement, marketing, syndication and negotiation thereof) and the transactions contemplated thereby, including (i) participating in meetings, presentations, road shows, due diligence and drafting sessions and sessions with prospective Financing Sources, investors and rating agencies reasonably requested by such Persons, and reasonably cooperating with the marketing efforts of the Buyer and their Financing Sources; (ii) reasonably cooperating with the parties to the Debt Financing Commitment in performing their due diligence and providing due diligence materials reasonably requested by such parties; (iii) reasonably assisting with the preparation of customary materials for rating agency presentations, information memoranda, lender and investor presentations and similar documents in connection with the Debt Financing and executing customary authorization letters in connection therewith; (iv) furnishing the Buyer and the Financing Sources, on a reasonably timely basis, (x) the Required Information and (y) all other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably required in connection with the Debt Financing and the preparation of bank information memoranda, lender presentations or materials for rating agency presentations or otherwise reasonably requested by the Buyer; (v) obtaining legal opinions and other documentation and items required by the Debt Financing Commitment or as are reasonably requested by the Buyer; (vi) in the case of the Company and its Subsidiaries, entering into and delivering, as of the Closing, any definitive financing documents, security documents and any certificates, documents or instruments ancillary to the Debt Financing (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters) as are, in the good faith determination of the persons executing such agreements and certificates, accurate; provided, however, that in no event will the Sellers or any of their respective Affiliates (other than the Company or its Subsidiaries) or Representatives be required to deliver any personal guarantees; (vii) reasonably facilitating the pledge of collateral and other matters ancillary to the Debt Financing (including cooperation with payoff and release of Encumbrances relating to existing indebtedness (including by delivery of drafts of all Debt Payoff Letters no later than five Business Days prior to the Closing), and, in the case of the Company and its Subsidiaries, pledging, granting security interests in, and otherwise granting liens on their respective assets pursuant to any definitive security documents, as of the Closing); (viii) providing all documentation and other information that the Financing Sources have determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, at least three Business Days prior to the Closing, to the extent requested in writing at least eight Business Days prior to the Closing; (ix) cooperating, and use reasonable efforts to cause any relevant third parties to cooperate, with respect to the termination, replacement or backstop of any outstanding letters of credit issued for the account of the Company or its Subsidiaries; (x) using commercially reasonable efforts to obtain such consents, approvals and authorizations which may be reasonably requested by Buyer in connection with the Debt Financing; and (xi) taking all corporate or other actions, and providing such other assistance, necessary or reasonably requested by the Buyer to permit the consummation of the Debt Financing and the proceeds thereof to be made available to the Buyer on the Closing Date to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and the arrangement, marketing and syndication thereof.

(c)Increase in Borrowing or Funded Debt.  Buyer agrees that it will not increase the amount of the Debt Financing Commitment, or otherwise increase the amount of funded debt incurred in respect of the Debt Financing on the Closing Date, other than (i) with the consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) to the extent necessary to finance any amounts (in excess of amounts anticipated to be required as of the date hereof) required (A) to prepay the Buyer’s existing Indebtedness for borrowed money (including any interest, fees, expenses, premiums, breakage or other amounts required to be paid by the Buyer under the terms of such Indebtedness in connection therewith), (B) to pay fees (including any fees as the result of the exercise of any “flex” provisions), expenses and other amounts required to be paid by the Buyer in connection with the Debt Financing, (C) to pay amounts required to be paid by the Buyer pursuant to the terms of this Agreement or (D) to pay other transaction fees and expenses incurred or otherwise required to be paid by the Buyer or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.12Reasonable Cooperation; Excluded Employees.

(a)Following the Closing and until the date that is three (3) months from the Closing Date (the “Transition Period”), Buyer shall, and shall cause the Company to, reasonably cooperate with the HTA Sellers and their Affiliates and Representatives in identifying and removing all remaining Excluded Assets from the Company and its Subsidiaries; provided that such cooperation will be provided in a manner that (i) does not unreasonably interfere with the business and operations of the Company or its Subsidiaries and (ii) does not provide the HTA Sellers access to the properties, systems and personnel of the Company and its Subsidiaries without the written consent of the Buyer. The HTA Sellers shall use commercially reasonable efforts to complete the removal of any remaining Excluded Assets not later than the Closing Date, although the failure to timely remove such Excluded Assets will not affect the HTA Sellers’ rights to such Excluded Assets.  If the Buyer or the HTA Sellers discover following the Transition Period that the Company or any of its Subsidiaries is in possession of or has under its control any Excluded Assets, the Buyer shall, or shall cause the Company to, remove and deliver to HTA Holdings any such Excluded Assets as soon as reasonably practicable; provided, that the HTA Sellers (and not the Buyer or the Company or its Subsidiaries) shall bear the cost of such removal and delivery.

(b)From the date hereof until the Closing, and subject in all respects to applicable Law and the provisions of Section 5.7 (and EPC shall be considered an Affiliate of Buyer for such purposes), each of the Sellers shall, and shall cause the Company and its Subsidiaries, and its and their respective Representatives, to reasonably cooperate with the Issuer and the Buyer as requested by the Issuer or the Buyer as necessary, proper or advisable in connection with the EPC Transaction and the transactions contemplated thereby, including (i) reasonably cooperating with the parties to the EPC Transaction in performing their due diligence and providing due diligence materials reasonably requested by such parties and (ii) reviewing any representations or disclosure schedules with respect to the Company and its Subsidiaries proposed to be included in the definitive documents for the EPC Transaction and notifying the Buyer of any errors or omissions therein; provided that Buyer shall reimburse Sellers for all reasonable and documented third party costs and expenses incurred by such Sellers in connection with the cooperation provided under this Section 5.12(b).

(c)The parties acknowledge and agree that each of the employees of the Company set forth on Schedule 5.12(c) (the “Excluded Employees”) will not continue employment with the Company following the Closing.  Effective as of the date set forth on Schedule 5.12(c), the Company will terminate each Excluded Employee and, notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, such Excluded Employees will be hired by the applicable Affiliate of HTA Holdings.  Each Seller acknowledges and agrees that the Sellers shall be responsible for (i) any severance pay or benefits or any costs or liabilities incurred by the Company, its Subsidiaries or the Buyer in connection with the termination of employment of the Excluded Employees and (ii) any disclosure of Confidential Information by any such Excluded Employee in violation of Section 5.7.  The Parties will mutually agree on a timeline and process for transitioning each Excluded Employee’s duties in respect of the Company to other employees of the Company, such transition(s) to be completed no later than the end of the Transition Period.

Section 5.13Non-Competition and Related Covenants.

(a)Non-Competition Covenants.  As an inducement to the Buyer and the Issuer to enter into this Agreement, each HTA Seller (together with Leila Center and his, her and its successors and assigns, each a “Restricted Party”) hereby covenants and agrees that for a period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restrictive Period”), such Restricted Party shall not, and shall cause its Affiliates not to, without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole and absolute discretion), directly or indirectly:

(i)own any interest in, manage, control, participate in, consult with, render services for (as a director, officer, employee, agent, broker, partner, contractor, consultant or otherwise) or be or become engaged or involved in any Conflicting Organization within the Territory, including by being or becoming an organizer, owner, co-owner, trustee, promoter, affiliate, investor, lender, partner, joint venturer, stockholder, officer, director, employee, independent contractor, manager, salesperson, representative, associate, consultant, agent, broker, supplier, licensor, technician, engineer, analyst or advisor of, to or with any Conflicting Organization; or

(ii)make any investment (whether equity, debt or other) in, lend or otherwise provide any money or assets to, or provide any guaranty or other financial assistance to any Conflicting Organization within the Territory; or

(iii)use or authorize the use of Restricted Party’s name or any part thereof to be used or employed in connection with any Conflicting Organization within the Territory; or

(iv)provide any information, assistance, support, product, technology or intellectual property to any Person engaged or involved in any Conflicting Organization within the Territory; or

(v)engage or assist any Conflicting Organization within the Territory in the design, development, manufacture, licensing, sale, marketing, or support of any products or services offered by the Business; provided that ownership by a Restricted Party, as a passive investment, in the aggregate of less than 5% of the outstanding shares or other equity interests of capital stock of any corporation or other entity listed on a national securities exchange or publicly traded on any nationally recognized over-the-counter market, shall not constitute a breach of this Section 5.13(a); provided that such Restricted Party does not actively participate in the business of such entity.

(b)Non-Solicitation/Non-Hire of Employees.  As an inducement to the Buyer and the Issuer to enter into this Agreement, each Restricted Party hereby covenants and agrees, for the duration of the Restrictive Period, not to, and to cause its Affiliates not to, directly or indirectly, on its own behalf or on behalf of any third party, solicit for hire or hire any non-California employee of the Company, any of its Subsidiaries or any person who was a non-California employee of the Company or any of its Subsidiaries at any time during the Restrictive Period or during the preceding six months, without the prior written consent of the Buyer (which consent may be withheld in the Buyer’s sole and absolute discretion).  Notwithstanding the foregoing, none of (I) the placement of general advertisements that may be targeted to a particular geographic or technical area, but are not targeted specifically towards employees of the Company or its Subsidiaries, (II) the hiring of any such employee more than six months following such employee’s termination or resignation, (III) the hiring of any such employee following termination by his or her employer as part of a general reduction in force or in connection with the transactions contemplated by this Agreement or (IV) the hiring of the Excluded Employees, shall be deemed to be a solicitation for purposes of this Section 5.13(b); provided, in each case, that such employee is not hired by a Conflicting Organization.

(c)Non-Solicitation of Business Relationships.  As an inducement to the Buyer and the Issuer to enter into this Agreement, each Restricted Party hereby covenants and agrees, for the duration of the Restrictive Period, not to, and to cause its Affiliates not to, directly or indirectly, call on, solicit or service any user, customer, supplier, licensee, licensor or other Person that has a business relationship with the Company or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries, or in any way intentionally interfere with the relationship between any such user, customer, supplier, licensee, licensor or other Person that has a business relationship with Company or any of its Subsidiaries (including making any negative or disparaging statements or communications about the Company or any of its Subsidiaries or any of their respective businesses, services, products, technology, compliance with legal requirements, directors, officers, employees, contractors or consultants or otherwise).

(d)Acknowledgement of Reliance.  Each Restricted Party acknowledges and agrees that: (i) the covenants and agreements contained in this Section 5.13 (the “Non-Competition and Related Covenants”) are necessary, fundamental and required for the protection of the goodwill of the Company and its Subsidiaries; (ii) the Non-Competition and Related Covenants relate to matters that are of a special, unique and extraordinary value; (iii) a breach by such Restricted Party of any of the Non-Competition and Related Covenants applicable to such Restricted Party will result in irreparable harm and damages that cannot be adequately compensated by a monetary award and, accordingly, the Buyer will be entitled to injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) such Restricted Party is a direct or indirect beneficial owner of the Company; and (v) this Agreement is intended to comply with the laws of the State of Delaware and all other jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a contract that restrains a Person from engaging in a lawful profession, trade or business.

(e)No Restriction on Earning a Living.  Each Restricted Party hereby acknowledges that the provisions of this Section 5.13 do not preclude such Restricted Party from earning a livelihood, nor do they unreasonably impose limitations on such Restricted Party’s ability to earn a living.  In addition, each Restricted Party hereby acknowledges that the potential harm to the Buyer, the Company, its Subsidiaries and their respective Affiliates of non-enforcement of this Agreement outweighs any harm to such Restricted Party of enforcement (by injunction or otherwise) of this Agreement.

(f)Judicial Limitation.  It is expressly understood and agreed that although the Restricted Parties and the other Parties hereto consider the restrictions contained herein to be reasonable, if at any time a court or other tribunal of competent jurisdiction finally determines or adjudicates that any portion of the Non-Competition and Related Covenants is unenforceable by reason of it extending for too great of a period of time or over too great of a geographical area or by reason of it being too extensive in any other respect, such Non-Competition and Related Covenants and this Agreement shall not be rendered void but such Non-Competition and Related Covenants shall be deemed amended to apply as to such maximum period of time, maximum geographical area, or maximum extent in all other respects, as the case may be, as such court may judicially determine or adjudicate to be enforceable.  Alternatively, if any court or other tribunal of competent jurisdiction finally determines or adjudicates that any portion of the Non-Competition and Related Covenants is unenforceable, and such restriction cannot be amended pursuant to the preceding sentence so as to make such portion of the Non-Competition and Related Covenants enforceable, such judicial determination or adjudication shall not affect the enforceability of any other Non-Competition and Related Covenants.

Section 5.14Change of  Entity Names; Cessation of Use of Intellectual Property.  No later than ten (10) Business Days following the Closing, the Sellers shall (i) make or cause to be made all such filings, and take or cause to be taken all such other actions, as may be reasonably necessary in order to change the legal names of HTA Holdings and any relevant Affiliates of the Sellers to names that do not include “HTA” or “Highway Toll Administration” (other than, for the avoidance of doubt, the Company and its Subsidiaries), and (b) cease, and cause all of the Affiliates of Sellers (other than, for the avoidance of doubt, the Company and its Subsidiaries) to cease, any and all uses of any trademarks, service marks, trade names or other Intellectual Property of the Company or any of its Subsidiaries.

Section 5.15Insurance Return Premiums.  The Sellers, the Company and its Subsidiaries hereby grant the Buyer and its Affiliates the right to use or exchange any insurance return premiums to purchase (or consolidate the existing insurance policies maintained in respect of the Company and its Subsidiaries into) new insurance policies in connection with the Closing.

Section 5.16Securityholders Agreement.  From the date hereof until the Closing, Buyer shall not take, and shall not cause or permit to be taken, any action which (i) would have required the consent of HTA Holdings pursuant to the terms of the form of Securityholders Agreement attached hereto as Exhibit B or (ii) which would be subject the rights of first offer pursuant Section 9 of the form of Securityholders Agreement attached hereto as Exhibit B.

Article VI
TAX MATTERS

Section 6.1Purchase Price Allocation.

(a)For all Tax purposes, including, if applicable, Sections 743 and 751 of the Code, the Purchase Price (including any assumed liabilities) that is treated as consideration for the Units for U.S. federal income tax purposes (the “Tax Purchase Price” ) shall be allocated first among the HTA Units, the Canada Interests and the covenants set forth in the Agreement, and further among the assets of HTA LLC (including the assets of each Subsidiary of HTA LLC that is disregarded as an entity for federal income tax ) and the assets of Canada, in each case, using the allocation methods to be set forth on Schedule 6.1(a) (the “Price Allocation” ).  A tentative draft of the Price Allocation shall be prepared by the Buyer and delivered to HTA Holdings by the end of the Buyer Review Period or with any Notice of Disagreement.  The Buyer shall be responsible for the preparation of the Price Allocation.  The Buyer shall deliver the proposed Price Allocation to HTA Holdings, and the Buyer shall reasonably consider any comments to the Price Allocation submitted by HTA Holdings to the Buyer in writing within fifteen (15) days following HTA Holdings’ receipt of the Price Allocation.  The Buyer and HTA Holdings shall consult with each other and attempt in good faith to resolve any issues arising as a result of the Price Allocation during such fifteen (15) day period and, in the event that the Buyer and HTA Holdings are unable to agree on the Price Allocation, the Buyer and HTA Holdings shall submit such dispute to the Independent Accounting Firm.  The fees and expenses of the Independent Accounting Firm shall be borne by the Buyer, on the one hand, and the HTA Sellers, on the other hand, in proportion to the relative difference between the amounts asserted by each such party in the applicable dispute and the final amounts as determined by the Independent Accounting Firm, which proportionate allocation shall be determined by the Independent Accounting Firm at the time that the Independent Accounting Firm determines the merits of the matters submitted.  The Independent Accounting Firm shall (and the parties shall instruct it to) make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing).  The Price Allocation, as determined by the Independent Accounting Firm or as agreed upon by the Buyer and HTA Holdings, shall be conclusive and binding upon the Buyer and the Sellers (and their direct and indirect owners).  The Sellers shall provide such information as the Buyer shall reasonably request for preparation of the Price Allocation.

(b)Each Party agrees to timely file any form required to be filed by applicable Tax Law reflecting the Price Allocation.  The Price Allocation made pursuant to this Section shall be binding on the Buyer and the Sellers (and their direct and indirect owners).  None of the Buyer and the Sellers (and their direct and indirect owners) shall take any position inconsistent with the Price Allocation in connection with any Tax proceeding, except to the extent that (i) the Buyer’s cost for the assets of the Company and each of its Subsidiaries may differ from the amount so allocated to the extent necessary to reflect its capitalized acquisition costs not included in the amount realized by the Sellers or (ii) the amount treated as purchase price has changed by reason of payments of amounts between the Parties subsequent to the Closing Date that were not previously reflected in the Price Allocation.  If any Governmental Authority disputes the Price Allocation, the Party receiving notice of the dispute shall promptly notify the other Parties hereto, and the Parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.

(c)Any (i) indemnification or other payment treated as an adjustment to the Tax Purchase Price pursuant to Article VIII hereof or otherwise treated as an adjustment to the Purchase Price for the assets of the Company and each of its Subsidiaries under applicable Law, and (ii) payment of any Tax Adjustment Amount pursuant to Section 6.7(c), shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among such in accordance with this Section 6.1.

Section 6.2Tax Returns.

(a)Prior to the Closing, at the Company and its Subsidiaries’ sole expense, the Company and its Subsidiaries shall prepare or cause to be prepared and timely file any Tax Return due on or before the Closing Date (taking into account any extensions) in respect of the Company and its Subsidiaries.  Any such Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.

(b)After the Closing, at HTA Holdings’ sole expense, HTA Holdings shall be entitled to prepare or cause to be prepared all income Tax Returns with respect to a Tax Period ending on or prior to the Closing Date required to be filed by or with respect to the Company or any of its Subsidiaries.  HTA Holdings shall submit such Tax Returns to Buyer for its review and reasonable approval no later than ten (10) Business days prior to the due date thereof.  At the Company’s sole expense, the Company shall be entitled to prepare or cause to be prepared all other Tax Returns with respect to a Pre-Closing Tax Period required to be filed by or with respect to the Company or any of its Subsidiaries after the Closing.  If any Seller is liable for any Taxes shown on any such other Tax Return, the Company shall submit such Tax Return to HTA Holdings no less than ten (10) Business days prior to the due date thereof (or as soon as practicable after the Closing Date if such Tax Returns are due within ten (10) Business days after the Closing Date); provided, that the failure to so deliver such Tax Returns shall not affect any liability of any Seller with respect thereto.  Prior to filing any such Tax Return, the Company shall reasonably consider any comments made in writing by HTA Holdings at least five (5) Business days prior to the due date thereof.  The Sellers shall pay to the Buyer any Indemnified Taxes shown to be due thereon no later than two Business Days prior to the date on which such Taxes are required to be paid to the applicable Governmental Authority.

Section 6.3Cooperation and Assistance.  The Parties shall provide the other Parties, at the requesting Party’s sole cost and expense, with such cooperation and assistance as may be reasonably requested (including having the right to access the Company’s books and records upon reasonable advance notice) in connection with the preparation or review of any Tax Return or any Tax Action relating to Taxes for which the Company or its Subsidiaries are liable.  Notwithstanding the above, no cost or expense will be assessed against Seller with respect to assistance provided by the Company relating to the filing of any income Tax Returns of the Company due after the Closing.

Section 6.4Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the HTA Sellers, on the one hand, and by the Buyer, on the other hand, as follows: (x) the HTA Sellers shall pay (I) 50% of the Transfer Taxes that would have been incurred if the transaction contemplated hereby was structured as a sale of 100% of the shares in HTA Holdings (as determined immediately prior to the Closing) less that percentage of shares in HTA Holdings equal to the Rollover Percentage to the Buyer (the “Estimated Share Sale Transfer Taxes”), and (II) 100% of Transfer Taxes resulting from the Hypothetical Distribution (including the transfer of the Excluded Assets); and (y) Buyer shall pay all other Transfer Taxes.  All necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the Party required to file such Tax Returns under applicable Law.  Buyer shall be responsible for remittance of the full amount of all Transfer Taxes and the HTA Sellers’ payment of its share of Transfer Taxes pursuant to this Section 6.4 shall be by offset to the Tax Adjustment Amount payable to the HTA Sellers under Section 6.7 (provided that if the HTA Sellers’ share of Transfer Taxes pursuant to this Section 6.4 exceeds the Tax Adjustment Amount payable to the HTA Sellers under Section 6.7, the HTA Sellers shall pay the excess to Buyer within three (3) days of Buyer’s request therefor).  At the time the Tax Adjustment Statement is prepared, Seller shall also prepare calculations of the Estimated Share Sale Transfer Taxes, which calculation will be reviewed, disputed and finalized in accordance with the procedures set forth in Section 6.7, mutatis mutandis.  For the avoidance of doubt, the Buyer’s obligation for the payment of Transfer Taxes and the Tax Adjustment Amount pursuant to Section 6.7 shall be reduced by the amounts described in 6.4(x)(I) and 6.4(x)(II) (irrespective, in each case and for the avoidance of doubt, as to whether such amounts are actually incurred).

Section 6.5Tax Sharing Agreements.  All Tax sharing agreements, Tax allocation agreements or Tax indemnity agreements between the Company and its Subsidiaries, on the one hand, and the Sellers or their Affiliates (other than, for the avoidance of doubt, the Company and its Subsidiaries), on the other hand, all powers of attorney with respect to or involving the Company, and any provision in any agreement providing for a distribution by the Company or any of its Subsidiaries with respect to Taxes, shall be terminated prior to the Closing Date and, after the Closing, the Company shall not be bound thereby or have any liability thereunder.

Section 6.6Contests.  Notwithstanding anything in this Agreement to the contrary (including Section 8.4), (i) Buyer agrees to give written notice to HTA Holdings of the receipt by the Company or its Affiliates, Buyer or any of Buyer’s Affiliates of any written notice asserting any claim, or the commencement of any action, in respect of which an indemnity is reasonably expected to be sought by Buyer under Article VIII as a result of a breach of a representation or warranty set forth in Section 3.17 or under Section 8.2(d) (a “Tax Indemnity Claim”); provided, that failure to comply with the foregoing shall not release any Indemnifying Party from any of its obligations under Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and (ii) each of the HTA Holdings Owners and the Charity agree to give written notice to Buyer of the receipt by the HTA Holdings Owners (or their direct or indirect owners or Affiliates) or the Charity, as applicable, of any Action that could reasonably be expected to result in an adjustment to the Tax Adjustment Amount (a “Tax Adjustment Claim,” and together with a Tax Indemnity Claim, a “Tax Claim”); provided, that failure to comply with the foregoing shall not release Buyer from any of its obligations under Section 6.7(e) except to the extent that Buyer is materially prejudiced by such failure.  Buyer shall control the contest or resolution of any Tax Indemnity Claim and any matter in any Tax Adjustment Claim that could result in an adjustment to the Tax Adjustment Amount; provided, however, that Buyer shall obtain the prior written consent of HTA Holdings (in the case of a Tax Indemnity Claim) or the HTA Holdings Owners or the Charity, as applicable (in the case of a Tax Adjustment Claim)) (which consent shall in each case not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that HTA Holdings (in the case of a Tax Indemnity Claim) or the HTA Holdings Owners or the Charity, as applicable (in the case of a Tax Adjustment Claim), shall be entitled to participate in the defense of such claim and to employ counsel of such Person’s choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by such Person.

Section 6.7Adjustment for Additional Taxes.

(a)Tax Adjustment Amount.

(i)As promptly as reasonably practicable after completion of the Price Allocation, HTA Holdings shall prepare, or cause to be prepared, and deliver to the Buyer a detailed statement (the “Tax Adjustment Statement”) setting forth its good faith estimate of the respective Tax Adjustment Amount for each of the HTA Holdings Owners and the Charity, together with a calculation of (x) the aggregate income Taxes that would have been incurred by (1) the shareholder of HTA Holdings (or such shareholder’s owners or beneficiaries)  (“HTA Holdings Owners”), taking into account all income, deductions, credits, carryforwards, and application of the alternative minimum tax, if (A) the Excluded Assets, and any other assets of HTA Holdings or its Subsidiaries not transferred to Buyer, were immediately prior to the Closing, distributed to the HTA Holdings Owners (the “Hypothetical Distribution”) and (B) the transaction contemplated hereby was structured as a sale of 95% of the shares in HTA Holdings (as determined immediately prior to the Closing) less that percentage of the shares in HTA Holdings equal to the Rollover Percentage to the Buyer assuming for purposes of this calculation that (i) such sale occurred immediately after the Hypothetical Distribution and (ii) rather than David Centner purchasing 1% of the Company on December 31, 2017, the shareholder of HTA Holdings purchased the applicable percentage of the shares of HTA Holdings for the same amount (and such shares are included in the shares sold), and (2) the Charity, taking into account all income, deductions, credits, carryforwards, unrelated business income tax (“UBIT”) and application of the alternative minimum tax, if (A) the Hypothetical Distribution occurred and (B) the transaction contemplated hereby was structured as a sale of 4% of the shares in HTA Holdings (as determined immediately prior to the Closing) to the Buyer assuming for purposes of this calculation that (i) such sale occurred immediately after the Hypothetical Distribution and (ii) the Charity held 4% of HTA Holdings rather than 4% of the Company (the “Estimated Share Sale Taxes”) and (y) the aggregate income Taxes that will be paid by the HTA Holdings Owners, David Centner and the Charity, as the case may be, taking into account all income, deductions, credits, carryforwards and application of the alternative minimum tax and UBIT of the HTA Holdings Owners, David Centner and the Charity, as the case may be, on the sale of the HTA Units (excluding, for the sake of clarity, the Rollover Units) and Canada Interests to Buyer pursuant to the transactions set forth in this Agreement and taking into account any Section 338 election pursuant to Section 6.8 assuming for purposes of this calculation that the HTA Holdings Owners, David Centner and the Charity would not be subject to tax in the jurisdictions set forth in Schedule 6.7 on the sale of the HTA Units and Canada Interests to Buyer pursuant to the transactions set forth in this Agreement (“Actual Unit Sale Taxes” ).  HTA Holdings shall prepare the Tax Adjustment Statement for each of the HTA Holdings Owners, David Centner and the Charity in a manner consistent with past practice of the applicable parties (unless otherwise required by Law), without a change of any election or any accounting method, and by assuming in both scenarios that any Purchase Price received in the taxable year after the Closing would be subject to the tax in the year received.

(ii)The respective “Tax Adjustment Amount”   for each of the HTA Holdings Owners and the Charity shall be an amount equal to the sum of (I) (x) Actual Unit Sale Taxes with respect to such Person, minus (y) Estimated Stock Sale Taxes with respect to such Person, plus (II) an amount equal to the aggregate additional income Tax that such Person will incur as a result of  receipt of the amounts required to be paid by Buyer to such Person under this Section 6.7, plus (III) the reasonable and documented out-of-pocket fees and expenses incurred by such Person in connection with the preparation, negotiation and finalization of the Tax Adjustment Statement, the Final Tax Adjustment Statement or the provisions of this Section 6.7 (in each case whether or not incurred before or after the date hereof), minus (IV) the Estimated Share Sale Transfer Taxes with respect to such Person, and shall be subject to adjustment as set forth in Section 6.7(d); provided that (i) in no event shall the Tax Adjustment Amount include any Taxes resulting from a breach of a representation or warranty of the HTA Sellers or the breach of any representation, warranty, or covenant with respect to Tax matters (including those contained in Section 3.17 and 5.1(o) of this Agreement), and (ii) the Tax Adjustment Amount, as finally determined in accordance with this Section 6.7, shall be final and binding among the Parties.  If the Tax Adjustment Amount with respect to the HTA Holdings Owners or the Charity is a positive number, the Buyer shall pay to such Person the amounts with respect to such Person set forth in this Section 6.7(a)(ii) in the manner specified in Section 6.7(c).  If the Tax Adjustment Amount is negative with respect to the HTA Holdings Owners or the Charity, no amounts shall be payable by the Buyer to such Person pursuant to this Section 6.7.  For the avoidance of doubt, the respective Tax Adjustment Amount (and the calculations therefor) with respect to each of the HTA Holdings Owners and the Charity are independent of each other and neither will be netted against the other for determining the amounts payable under this Section 6.7; provided, that solely with respect to the Charity, the Tax Adjustment Amount will be capped at a maximum of 4.40% of the HTA Holdings Owners’ Tax Adjustment Amount.

(b)Estimation and Review.

(i)Examination.  After receipt of the Tax Adjustment Statement, the Buyer shall have twenty (20) days (the “Tax Adjustment Review Period”) to review the Tax Adjustment Statement.  During the Tax Adjustment Review Period, the Buyer and its Representatives, upon prior written request of the Buyer, shall have reasonable access to the respective books and records and work papers of HTA Holdings and the HTA Sellers (or their direct or indirect owners) and any work papers of such Persons’ independent accounting firms, in each case, to the extent used in connection with the preparation of, or otherwise reasonably relevant to the review of, the Tax Adjustment Statement.

(ii)Objection.  On or prior to the last day of the Tax Adjustment Review Period, the Buyer may object to the Tax Adjustment Statement by delivering to HTA Holdings a written statement setting forth the Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Buyer's disagreement therewith (the “Tax Adjustment Statement of Objections”). If Buyer fails to deliver the Tax Adjustment Statement of Objections before the expiration of the Tax Adjustment Review Period, the Tax Adjustment Statement and the Tax Adjustment Amount, if any, reflected in the Tax Adjustment Statement shall be deemed to have been accepted by Buyer.  If the Buyer delivers the Tax Adjustment Statement of Objections before the expiration of the Tax Adjustment Review Period, the HTA Holdings Owners and the Charity, as the case may be, and the Buyer shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Tax Adjustment Statement of Objections (the “Tax Adjustment Resolution Period”).  If all of the matters set forth in the Tax Adjustment Statement of Objections are resolved within the Tax Adjustment Resolution Period, the Tax Adjustment Statement and the Tax Adjustment Amount with such changes as may have been previously agreed in writing by the HTA Holdings Owners and the Charity, as the case may be, and the Buyer, shall be final and binding and, if required, the applicable Tax Returns shall be revised accordingly to reflect such resolution.

(iii)Resolution of Disputes.  If the HTA Holdings Owners or the Charity, as the case may be, and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Tax Adjustment Statement of Objections before expiration of the Tax Adjustment Resolution Period, then any amounts remaining in dispute (“Disputed Tax Adjustment Amounts” ) will be submitted for resolution to the Independent Accounting Firm who will resolve the Disputed Tax Adjustment Amounts only and make any adjustments to the Tax Adjustment Amount and the Tax Adjustment Statement necessary to reflect such resolution of any Disputed Tax Adjustment Amounts. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accounting Firm will only decide the specific items under dispute by the parties and its decision for each Disputed Tax Adjustment Amount must be within the range of values assigned to each such item in the Tax Adjustment Statement and the Tax Adjustment Statement of Objections, respectively.

(iv)Fees of the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne by the Buyer, on the one hand, and the HTA Holdings Owners and the Charity, as the case may be, on the other hand, in proportion to the relative difference between the amounts asserted by each such Party in the applicable dispute and the final amounts as determined by the Independent Accounting Firm, which proportionate allocation shall be determined by the Independent Accounting Firm at the time that the Independent Accounting Firm determines the merits of the matters submitted

(v)Determination by Independent Accounting Firm. The Independent Accounting Firm shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Tax Adjustment Amounts and adjustments to the Tax Adjustment Statement and/or the Tax Adjustment Amount shall be conclusive and binding upon the parties hereto.

(c)Payment of Tax Adjustment Amount.  If the Tax Adjustment Amount (as determined under Section 6.7(b)) is a positive number for the HTA Holdings Owners or the Charity, then the Buyer shall pay the applicable Tax Adjustment Amount to such Person(s) within five (5) Business Days of the later of the Tax Adjustment Statement becoming final and the final determination of the Net Adjustment Amount; provided that the Buyer may offset against the payment of the Tax Adjustment Amount by any due but unpaid amounts owed to it by the Sellers under this Agreement.  Such Tax Adjustment Amounts shall be used to pay the estimated taxes of the HTA Holdings Owners and the Charity with respect to the sale of the HTA Units to Buyer pursuant to the transactions set forth in this Agreement.

(d)True-up to Tax Adjustment Amount.  As promptly as reasonably practicable following the end of calendar year 2018, HTA Holdings shall prepare, or cause to be prepared, and deliver to the Buyer a second Tax Adjustment Statement (the “Final Tax Adjustment Statement”), setting forth the calculation of the respective Tax Adjustment Amount for each of the HTA Holdings Owners and the Charity, taking into account any changes of applicable Law (including rate changes), for the purposes of finally-determining the Tax Adjustment Amount with respect to each such Person.  Such Final Tax Adjustment Statement shall be prepared, reviewed and determined in accordance with the procedures set forth in Section 6.7(b), mutatis mutandis.  If the Tax Adjustment Amount for either Person as set forth in the Final Tax Adjustment Statement is greater than the Tax Adjustment Amount set forth in the Tax Adjustment Statement for such Person, Buyer shall pay to the HTA Holdings Owners or the Charity, as applicable, the amount of such excess(es).  If such Person’s Tax Adjustment Amount as set forth in the Final Tax Adjustment Statement is less than such Person’s Tax Adjustment Amount as set forth in the Tax Adjustment Statement, HTA Holdings Owners or the Charity, as applicable, shall pay to Buyer the amount of such shortfall within five (5) Business Days of the Final Tax Adjustment Statement becoming final.

(e)Post-Payment Audit.  If as a result of any Action by a Governmental Authority the aggregate Actual Unit Sale Taxes is determined pursuant to a “final determination” within the meaning of Section 1313(a) of the Code to differ from the amount set forth in the Final Tax Adjustment Statement resulting in a corresponding increase or decrease in the Tax Adjustment Amount contained in such statement (“Modified Tax Adjustment Amount”), HTA Holdings or the Charity, as applicable, shall promptly notify Buyer in writing of the amount of such Actual Unit Sale Taxes and any Modified Tax Adjustment Amount.  Within five (5) Business Days of receipt of such notice, Buyer shall pay to the HTA Holdings Owners or the Charity, as applicable, the amount of the excess of the Modified Tax Adjustment Amount over the Tax Adjustment Amount contained in the Final Tax Adjustment Statement and the HTA Holdings Owners or the Charity, as applicable, shall pay to Buyer the excess of the Tax Adjustment amount contained in the Final Tax Adjustment Statement over the Modified Tax Adjustment Amount and any interest, penalties or other costs assessed by the Governmental Authority.  Notwithstanding any other provision to the contrary in this Agreement (including this Section 6.7(e)), the obligations of the HTA Holdings Owners or the Charity, as applicable, and Buyer to make any payment to the other Party with respect to the Tax Adjustment Amount or the Modified Tax Adjustment Amount shall expire on the fourth anniversary of the Closing Date (other than (I) with respect to any Action commenced by the applicable Governmental Authority on or prior to such fourth anniversary of the Closing Date provided that the Buyer has received written notice of such Action on or prior to such date and (II) with respect to an assessment described in Schedule 6.7(e)(II) of the Disclosure Schedules (such an assessment, a “Tax Assessment”), which obligations will survive until the statute of limitations on such Tax Assessment has expired, plus 60 days.)

(f)Interest on Late Payments.  Any payment due from Buyer, the HTA Holdings Owners or the Charity, as applicable, under this Section 6.7 which is not paid by the applicable payment date will bear interest at a rate equal to the Prime Rate, plus eight percent (8%), calculated on the basis of a year of 365 days and the number of days elapsed from such applicable payment date until the date such amount is actually paid to Seller or Buyer, as applicable.

(g)Change of Control.  In the event of a Change of Control prior to the Tax Adjustment Statement and the Tax Adjustment Amount becoming conclusive and binding upon the parties in accordance with Section 6.7(b), Buyer and the Issuer shall, as a condition precedent to such Change of Control, (i) cause the acquiror in such Change of Control (other than an initial public offering) to assume all obligations of the Buyer with respect to the Tax Adjustment Amount and (ii) cause to be deposited with the Escrow Agent an amount in cash equal to the Tax Adjustment Amount as set forth in the Tax Adjustment Statement delivered to Buyer pursuant to Section 6.7(a)(i) (the “Tax Adjustment Amount Escrow”), to be held by the Escrow Agent in accordance with the Escrow Agreement.  Such Tax Adjustment Amount Escrow will be the first source of funds with respect to any Tax Adjustment Amount due and payable to the Sellers under this Section 6.7.  The Parties agree that if a Change of Control occurs while a Tax Assessment is still pending, the portion of the Tax Adjustment Amount Escrow with respect to such Tax Assessment will be equal to (x) if the Change of Control occurs after the amount of the tax deficiency as been determined in the Tax Assessment by the relevant tax authority, 110% of the aggregate amount of the Tax Assessment set forth in such determination or (y) if the Change of Control occurs before the amount of the tax deficiency has been determined in the Tax Assessment by the relevant tax authority, 110% of the estimated  potential Tax Assessment set forth in Section 6.7(g) of the Disclosure Schedule, and such amount will be for the sole purpose of funding the portion of the Tax Adjustment Amount with respect to such Tax Assessment.

(h)Treatment.  For all applicable Tax purposes, the Tax Adjustment Amount shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.

(i)Cooperation.  The HTA Sellers (and their direct and indirect owners) shall use commercially reasonable efforts, and the parties shall reasonably cooperate with one another, not to take any action that would reasonably be expected to have the effect of materially increasing Tax Adjustment Amount (including, for the avoidance of doubt, the Modified Tax Adjustment Amount if applicable) and to reasonably consider any proposed steps to minimize the Tax Adjustment Amount; provided that nothing in this Section 6.7(i) will limit the ability of the HTA Holdings Owners or the Charity to (x) take or cause to be taken any action contemplated by this Agreement or any of the Ancillary Agreements or (y) take any bona fide, good faith position in the applicable Tax Returns of the HTA Holdings Owners or the Charity are more likely than not to succeed on the merits (as determined by a nationally recognized law or accounting firm, including any nationally recognized accounting firm preparing the Tax Returns for the Sellers and the Company) unless another bona fide, good faith position that is more likely than not to succeed on the merits (as determined by a nationally recognized law or accounting firm, including any nationally recognized accounting firm preparing the Tax Returns for the Sellers and the Company) could be taken, which position would minimize the Tax Adjustment Amount (including, for the avoidance of doubt, the Modified Tax Adjustment Amount if applicable) and would not adversely affect the HTA Holdings Owners or the Charity in respect of Taxes.  For avoidance of doubt, the parties agree that for purposes of the calculation of the Estimated Share Sales Tax, the Sellers would not have been subject to tax in the jurisdictions set forth in Schedule 6.7(i) of the Disclosure Schedules.

Section 6.8Section 754 Election; Section 338 Election.  Notwithstanding anything to the contrary in this Agreement, (i) the Company shall make a protective election under Section 754 of the Code (and any analogous or similar election under applicable state or local Tax law) on the U.S. federal income tax return (and any applicable state or local income Tax Returns) of the Company for the Tax period which includes the Closing Date (to the extent such election is not already in effect for such Tax period) and (ii) the Buyer and its Affiliates may make an election under Section 338 with respect to the sale of the Canada Interests hereunder.

Article VII
CONDITIONS TO CLOSING

Section 7.1General Conditions.  The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such Party):

(a)No Injunction or Prohibition.  No Governmental Authority having jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.2Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by HTA Holdings in its sole discretion:

(a)Representations, Warranties and Covenants.  (i) The Fundamental Representations of the Buyer and the Issuer shall be true and correct in all but de minimis respects (other than Fundamental Representations of the Buyer and the Issuer that are limited by or qualified as to “materiality” (including the word “material”) or “material adverse effect,” which Fundamental Representations shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, as of such specified date, and (ii) all other representations and warranties of the Buyer and the Issuer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct both when made and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date), unless the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a material adverse effect on the Issuer and its Subsidiaries (including the Buyer).  Each of the Buyer and the Issuer shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing in all material respects.  The Sellers shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)Ancillary Agreements.  The Sellers shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Sellers.

Section 7.3Conditions to Obligations of the Buyer and the Issuer.  The obligations of the Buyer and the Issuer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by each of the Buyer and the Issuer in their sole discretion:

(a)Representations, Warranties and Covenants.  (i) The Fundamental Representations of the Sellers shall be true and correct in all but de minimis respects (other than the Fundamental Representations set forth in Section 3.5 and any Fundamental Representations of the Sellers that are limited by or qualified as to “materiality” (including the word “material”) or “Material Adverse Effect,” which Fundamental Representations shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, as of such specified date, and (ii) all other representations and warranties of the Sellers contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct both when made and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date), unless the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect.  Each of the Sellers shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing in all material respects.  The Buyer and the Issuer shall have received from each of the Sellers a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third-party consents and estoppel certificates set forth on Schedule 7.3(b) shall have been received and shall be satisfactory in form and substance to the Buyer in its sole discretion.

(c)No Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer or the Issuer, is reasonably likely to take an action that the Buyer is not required to take pursuant to Section 5.8(e).

(d)Ancillary Agreements.  The Buyer and the Issuer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer and the Issuer.

(e)Resignations.  The Buyer shall have received letters of resignation from the directors of the Company and each of its Subsidiaries.

(f)No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event or development that, individually or in the aggregate, has had and continues to have or is reasonably expected to have a Material Adverse Effect.

(g)Debt Payoff Letters.  The Sellers shall have delivered to the Buyer a payoff letter duly executed by each holder of Payoff Indebtedness, each in form and substance reasonably acceptable to the Buyer, in which the payee shall agree that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness (each such payoff letter, a “Debt Payoff Letter”).

(h)Third Party Expense Statements and Releases.  With respect to any Transaction Expenses which will not have been paid in full on or prior to the Closing Date, at least two Business Days prior to the Closing Date, the Sellers shall submit to the Buyer reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or its Subsidiaries (the “Transaction Expenses Payoff Instructions”).  Prior to the Closing, the Sellers shall have delivered to the Buyer an invoice duly executed by each payee referred to in the Transaction Expenses Payoff Instructions in form and substance reasonably satisfactory to the Buyer in which the payee shall agree that upon payment of the amounts specified in the Transaction Expenses Payoff Instructions, all obligations of the Company and its Subsidiaries to such payee to date shall be repaid, discharged and extinguished in full.

(i)Morgan Stanley Release.  At least two Business Days prior to the Closing Date, the Sellers shall submit to the Buyer reasonably satisfactory documentation setting forth wire instructions and any other information necessary to effect the final payment of the Morgan Stanley Fee, and a final invoice duly executed by Morgan Stanley in form and substance reasonably satisfactory to the Buyer in which Morgan Stanley shall agree that upon payment of the Morgan Stanley Fee, all obligations of the HTA Sellers, their Affiliates, the Company and its Subsidiaries to Morgan Stanley to date shall be repaid, discharged and extinguished in full.

(j)RAC Contracts.  There shall not have occurred any change, event or development that is reasonably likely to materially impair the Company’s pricing under the RAC Contracts, and Buyer shall have received evidence reasonably satisfactory to it that as of the date hereof, each of the RAC Contracts was in full force and effect and had a remaining term of at least three years from the date hereof.

(k)Avis Contract Rebate Fee.  The Sellers shall have delivered to Buyer evidence satisfactory to Buyer that the rebate fee due to Avis Budget Car Rental, LLC from the Company in the amount of $6,000,000 (the “Avis Contract Rebate Fee”) has been paid in full by the Company prior to the Closing.

Article VIII
INDEMNIFICATION

Section 8.1Survival.

(a)The representations and warranties of the Parties contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the first anniversary of the Closing Date; provided, however, that:

(i)the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Sections 3.4 and 4.8(a) relating to the Units and the Issuer Shares, respectively, Sections 3.5 and 4.8(b) relating to capitalization, Sections 3.6 and 4.8(f) relating to equity interests, and Sections 3.28 and 4.6 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.28, 4.1, 4.2, 4.6, 4.8(a), 4.8(b) and 4.8(f) are collectively referred to herein as the “Fundamental Representations”), and any representation in the case of fraud, intentional misrepresentation or intentional breach, shall survive for a period of 10 years;

(ii)the representations and warranties set forth in Section 3.17 (Taxes) shall survive until the close of business on the 60th day following the expiration of the statute of limitations applicable to the underlying claim (giving effect to any waiver, mitigation or extension thereof);

(iii)the representations and warranties set forth in Section 3.12 (Employee Benefit Plans) shall survive until the close of business on the third (3rd) anniversary of the Closing Date; and

(iv)the representations and warranties set forth in Section 3.15 (Intellectual Property) shall survive until the close of business on the third (3rd) anniversary of the Closing Date.

(b)The respective covenants and agreements of the Parties contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed in accordance with their respective terms; provided, however, that the indemnification obligations set forth in this Article VIII shall survive for a period of 10 years plus 90 days, subject to extension as provided in Section 8.1(c) (other than any indemnification obligation arising out of a breach of any of the representations and warranties set forth in Section 3.17 (Taxes) and the indemnification obligation set forth in Section 8.2(d), which in each case shall survive until the close of business on the 60th day following the expiration of the statute of limitations applicable to the underlying claim (giving effect to any waiver, mitigation or extension thereof), subject to extension as provided in Section 8.1(c)).

(c) None of the Parties shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Sellers, on the one hand, or the Buyer or the Issuer, on the other hand, as the case may be, reasonably believes may result in a claim, hereunder is given to the other Parties, as applicable, prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case the applicable statute of limitations shall be tolled and such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved and, if applicable, paid, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.

Section 8.2Indemnification by the Sellers.  HTA Sellers shall, jointly and severally, save, defend, indemnify and hold harmless the Buyer, the Issuer, their respective Affiliates (including the Company and its Subsidiaries) and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse each of the foregoing for any of the following, including any and all losses, damages, liabilities, deficiencies, claims, diminution of value (including using a multiple of EBITDA or similar valuation methodology to determine such value), interest, awards, judgments, penalties, Taxes, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)any breach of any representation or warranty made by any Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications thereto, including materiality, Material Adverse Effect, knowledge or subsequent supplements or updates to the Disclosure Schedules);

(b)any breach of any covenant or agreement by any Seller contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of the Company or any of its Subsidiaries);

(c)any Indebtedness or Transaction Expenses charged to the Buyer, the Issuer, the Company, its Subsidiaries or any of their Affiliates that shall not have been reflected in the Final Closing Statement;

(d)Indemnified Taxes;

(e)any Excluded Asset or any liability or obligation relating to an Excluded Asset, whether arising prior to or after the Closing Date; or

(f)the unavailability of coverage under the R&W Insurance Policy due to the exclusions in Sections 4(a)(ii), 4(e), 4(f), or 4(g) of the R&W Insurance Policy.

Section 8.3Indemnification by the Buyer.  The Buyer shall save, defend, indemnify and hold harmless the Sellers, their respective Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)any breach of any representation or warranty made by the Buyer or the Issuer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect, knowledge or other exception set forth therein);

(b)any breach of any covenant or agreement by the Buyer or the Issuer contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;

(c)any guarantee or other surety given by any Seller or his or its Affiliates (other than the Company or any of its Subsidiaries) with respect to any asset or liability of the Company or any of its Subsidiaries (other than any Excluded Asset or any liability or obligation relating to an Excluded Asset) which is not removed in accordance with Section 5.5(b), to the extent the event, change, circumstance, occurrence, effect, result or state of facts giving rise to the exercise of the guarantee or surety first arose after the Closing;

(d)the amount of any Closing Employee Payments included in the calculation of the Net Adjustment Amount which are not actually paid by the Company or its Subsidiaries on or prior to March 15, 2019; or

(e)the matters set forth on Schedule 8.3(e).

Section 8.4Procedures.

(a)A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the Party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness (but in any event not more than 45 days) after receipt by such Indemnified Party of notice of the Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 Business Days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof (except that the defense or prosecution of such claim shall be tendered to the insurance carrier of the R&W Insurance Policy if such carrier has assumed the defense thereof under the R&W Insurance Policy) at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief, or any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect (or is not entitled) to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim (except that the defense, prosecution or settlement of such claim may be tendered by the Indemnified Party to the insurance carrier of the R&W Insurance Policy if such carrier has agreed to assume the defense thereof under the R&W Insurance Policy).  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder or (iv) requires the consent of the carrier of the R&W Insurance Policy under the terms of the R&W Insurance Policy.

(c)An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request.  The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  If the Indemnifying Party does not notify the Indemnified Party within 10 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d)The indemnification required hereunder shall be made by prompt payment by the Escrow Agent (to the extent of any amounts then held in the Indemnity Escrow Fund if applicable) or the Indemnifying Party (to the extent of any amounts not then held in the Indemnity Escrow Fund if applicable) of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party, together with interest on any amount not repaid as necessary to the Indemnified Party by the Escrow Agent or the Indemnifying Party, as applicable, within five Business Days after receipt of notice of such Losses, from the date such Losses have been notified to the Indemnifying Party, at the rate of interest equal to the Prime Rate, calculated on the basis of a year of 365 days and the number of days elapsed.

(e)The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(f)Notwithstanding the provisions of Section 10.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(g)To the extent there is a conflict between this Section 8.4 and Section 6.6, Section 6.6 shall govern.

Section 8.5Limits on Indemnification.  Notwithstanding anything to the contrary contained in this Agreement or any of the Ancillary Agreements:

(a)(i) An Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $2,750,000 (the “Deductible Amount”), in which case the Indemnifying Party shall be liable for the amount of such Losses in excess of the Deductible Amount, (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or relating to the causes set forth in Section 8.2(a) or Section 8.3(a), as the case may be, shall be an amount equal to $2,750,000 (the “Cap”), and (iii) no Losses shall be indemnifiable by the HTA Sellers pursuant to Section 8.2(a) other than Losses in excess of $25,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided, that the foregoing clauses (i), (ii) and (iii) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation, any representation or warranty set forth in Section 3.17, or any representation or warranty or in the event of fraud, willful misconduct or intentional misrepresentation.  Except in the case of fraud, the maximum aggregate liability of the HTA Sellers with respect to all Losses indemnifiable pursuant to Section 8.2 shall not exceed the Enterprise Value.

(b)The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.2 for any Loss (and such Loss shall not be counted for purposes of the Deductible Amount or the Cap) to the extent that a specific accrual or reserve for the amount of such Loss was included as a Liability in calculating the Net Adjustment Amount.

(c)The amount of any Loss subject to indemnification shall be reduced by any insurance, warranty or indemnity proceeds to the extent actually received by the Indemnified Party in respect of such Losses (net of the cost and expense of obtaining any such benefits, proceeds, payments or reimbursements and any premium or other cost increases resulting therefrom, other than with respect to the R&W Insurance Policy).  To the extent any insurance or other such proceeds are actually received by an Indemnified Party which have not previously reduced the amounts recoverable under this Article VIII, the Indemnified Party shall promptly pay such amounts (net of the reasonable cost and expense of obtaining any such benefits, proceeds, payments or reimbursements and any premium or other cost increases resulting therefrom) to the Indemnifying Party.

(d)Each of the Parties shall take all commercially reasonable steps to mitigate their respective Losses, with the obligation to mitigate to commence, respectively, within a reasonable time after the Party's knowledge of the relevant event or condition which would give rise to any Losses that are indemnifiable hereunder, in each case solely to the extent required by applicable Law.

Section 8.6Indemnity Escrow Fund.  Each of the Buyer and the Issuer hereby agrees that with respect to any indemnification claim asserted hereunder, before seeking to recover any Losses directly from the Sellers, it shall (a) first, seek a remedy from the Indemnity Escrow Fund, to the extent of the amount then held in the Indemnity Escrow Fund, and (b) second, seek a remedy from the R&W Insurance Policy, if and only to the extent such Losses are covered by the R&W Insurance Policy.  Any portion of the Indemnity Escrow Fund remaining as of the one year anniversary of the Closing Date (less (i) the aggregate amount claimed by the Buyer Indemnified Parties pursuant to claims made in accordance with this Article VIII and not fully resolved prior to such date and (ii) any amount which a Buyer Indemnified Party is entitled to hereunder, but has not yet received) shall be released to one or more accounts designated by Sellers.  Buyer and Sellers shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Indemnity Escrow Funds as provided herein.  Interest earned on the Indemnity Escrow Fund, if any, unless utilized to satisfy the Sellers’ payment obligations hereunder, will be for the account of the Sellers (and not the Buyer).

Section 8.7Treatment of Indemnification Payments.  The Parties agree to treat all indemnification payments made under this Article VIII as an adjustment to the purchase price for income tax purposes, unless otherwise required by applicable Law.

Section 8.8Exclusive Remedy.  Except (i) in the case of fraud, and (ii) in the case where a Party seeks to obtain specific performance pursuant to Section 10.10, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for the Indemnified Parties with respect to any matter in any way arising from or relating to this Agreement or its subject matter.

Article IX
TERMINATION

Section 9.1Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by mutual written consent of the Buyer and the Seller Representative;

(b)(i) by the Seller Representative, if none of the Sellers is then in material breach of its obligations under this Agreement and the Buyer or the Issuer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 30 days following delivery to the Buyer and the Issuer of written notice of such breach or failure to perform and (C) has not been waived by the Sellers or (ii) by the Buyer or the Issuer, if neither the Buyer nor the Issuer is then in material breach of its obligations under this Agreement and any Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 30 days following delivery to the Sellers of written notice of such breach or failure to perform and (C) has not been waived by the Buyer or the Issuer;

(c)(i) by the Seller Representative, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to April 2, 2018 (the “Outside Date”) or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of any Seller, in the case of termination by the Seller Representative, or the Buyer or the Issuer, in the case of termination by the Buyer, to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(d)by either the Seller Representative or the Buyer if the Closing shall not have occurred by Outside Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of any Seller, in the case of termination by the Seller Representative, or the Buyer or the Issuer, in the case of termination by the Buyer, to fulfill any obligation under this Agreement shall have been the primary cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(e)by either the Seller Representative or the Buyer in the event that any Governmental Authority having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the Sellers, in the case of termination by the Seller Representative, or the Buyer and the Issuer, in the case of termination by the Buyer, shall have used its commercially reasonable efforts, in accordance with Section 5.8, to have such order, decree, ruling or other action vacated;

(f)by the Buyer, if between the date hereof and the Closing, an event or condition occurs and continues that has, or is reasonably expected to have, a Material Adverse Effect; or

(g)by the Seller Representative if (i) all of the conditions to Closing set forth in Section 7.1 and 7.3 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) the Sellers have irrevocably confirmed to the Buyer and the Issuer in writing that (A) all of the conditions to the obligation of the Sellers to consummate the Closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur) and (B) the Sellers are ready, willing and able to cause the Closing to occur and (iii) the Buyer or the Issuer fails to complete the Closing within two Business Days after the later of (A) delivery of the confirmation by the Sellers required by clause (ii) above and (B) the date by which the Closing should have occurred pursuant to Section 2.3.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other Parties.

Section 9.2Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties (or their respective Representatives or Affiliates) except (a) for the provisions of Sections 3.28 and 4.6 relating to broker’s fees and finder’s fees, Section 5.7 relating to confidentiality, Section 5.10 relating to public announcements, Section 9.3 relating to the Reverse Termination Fee, Section 10.3 relating to notices, Section 10.6 relating to third-party beneficiaries, Section 10.7 relating to governing law, Section 10.8 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve any of the Parties from liability for any willful and material breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement, subject in the case of the Buyer and the Issuer to the limitations set forth in Section 9.3, 10.10 and 10.18. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Source Parties will have no liability to the Sellers, any of their Affiliates or any of their direct or indirect stockholders hereunder or under the Debt Financing Commitment or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any willful and material breach), provided that the foregoing shall not preclude any liability of the Financing Source Parties to the Buyer under the terms of the Debt Financing Commitment (and the related fee letters) or the Debt Financing.

Section 9.3Reverse Termination Fee; Limitation on Liability.

(a)In the event that this Agreement is terminated by the Sellers pursuant to Section 9.1(g), the Buyer shall pay to the HTA Sellers a fee of $20,000,000 (the “Reverse Termination Fee”).  Payment of the Reverse Termination Fee shall be made as promptly as reasonably practicable after termination of this Agreement pursuant to Section 9.1(g) (and, in any event, within five Business Days thereof) by wire transfer of same-day funds to the account designated by the HTA Sellers to the Buyer in writing.  The Parties acknowledge and agree that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion.

(b)In the event that the Reverse Termination Fee becomes payable pursuant to Section 9.3(a), the receipt by the HTA Sellers of the Reverse Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of the Sellers, the Company and any other Person (other than the Buyer or the Issuer) against the Buyer, the Issuer and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing (each of the foregoing, a “Buyer Related Party,” and collectively, the “Buyer Related Parties”), and no Buyer Related Party shall have any other liability or obligation (other than to the Buyer) for any Losses suffered or incurred by the Sellers, the Company or any other Person relating to or arising out of this Agreement (and the termination hereof) or the Debt Financing Commitment or the transactions contemplated hereby and thereby (and the abandonment thereof) or any matter forming the basis for such termination, including any breach of this Agreement or the Debt Financing Commitment (including any willful and material breach), and none of the Sellers, the Company or any other Person (other than the Buyer) shall be entitled to bring or maintain any other Action against the Buyer, the Issuer or any other Buyer Related Party arising out of this Agreement or any Debt Financing Commitment, or any of the transactions contemplated hereby or thereby or any matters forming the basis for such termination, whether in equity or at law, in contract, in tort, or otherwise; provided that nothing herein shall limit any of the remedies available under the Confidentiality Agreements.

(c)Each of the Parties acknowledges and agrees that (i) the agreements contained in Section 9.3(b) are an integral part of the this Agreement and the transactions contemplated hereby and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement pursuant to Section 9.1(g), the right to such payment constitutes a reasonable estimate of the Losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).

(d)Notwithstanding anything to the contrary in this Agreement, and without limitation to the rights of the Sellers in respect of specific performance pursuant to Section 10.10(b) and any rights under the Confidentiality Agreements, the Parties acknowledge and agree that the maximum aggregate liability of the Buyer, the Issuer, and any other Buyer Related

Party under this Agreement or relating to the transactions contemplated hereby in the event the Closing does not occur shall be limited to an amount equal to the Reverse Termination Fee (and in no event shall the Sellers, the Company or any other Person seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount if the Closing does not occur).  So long as this Agreement shall not have been terminated, the Sellers shall be entitled to pursue both a grant of specific performance under Section 10.10(b) and the payment of the Reverse Termination Fee under Section 9.3(a), but under no circumstances shall the Sellers, collectively, be permitted or entitled to receive both a grant of specific performance under Section 10.10(b) and an award of money damages, including all or any portion of the Reverse Termination Fee, with respect to Buyer’s failure to consummate the Closing; provided that nothing herein shall limit any of the remedies available under the Confidentiality Agreements.

(e)Notwithstanding anything to the contrary in this Agreement, no Financing Source Party shall have any liability or obligation to the Sellers, the Company, any of its or their Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement or the Debt Financing Commitment or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and none of the Sellers or the Company shall seek to, and shall cause its and their Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Financing Source Party.

Article X
GENERAL PROVISIONS

Section 10.1Amendment or Supplement.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Buyer and the Seller Representative.  Notwithstanding anything to the contrary contained herein, the last sentence of Section 9.2, Section 9.3(e), 10.6(b), 10.7, 10.8(b), 10.9 10.10, 10.13, 10.18 and this Section 10.1 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would substantively modify the substance of the last sentence of Section 9.2, Section 9.3(e), 10.6(b), 10.7, 10.8(b), 10.9, 10.10, 10.13, 10.18 or this Section 10.1) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

Section 10.2Waiver.  No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.3Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)if to HTA Holdings, David Centner or Leila Centner, to:

c/o HTA Holdings, Inc.
5025 Collins Ave
Penthouse 1
Miami Beach, FL 33140
Attn: David Centner
Email: dave@htallc.com

with a copy (which shall not constitute notice) to:

Wiggin and Dana LLP
281 Tresser Blvd.
Stamford, CT 06901
Attention: William A. Perrone
Facsimile: (203) 363-7676
E-mail: wperrone@wiggin.com

(ii)if to the Charity, to:

Greater Horizons
1055 Broadway Blvd., Suite 130
Kansas City, MO 64105
Attention:  Deborah L. Wilkerson, President
Facsimile:  816-842-0318
E-mail:  wilkerson@growyourgiving.org

(iii)if to the Buyer, to:

ATS Consolidated, Inc.
1150 N. Alma School
Mesa, AZ 85201
Attention: Rebecca Collins, General Counsel
Telephone No.: (480) 719-7093
Facsimile No.: (480) 967-7131
Email: Rebecca.Collins@atsol.com

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, California 90210
Attention: Eva Kalawski, Executive V.P. and General Counsel
Telephone No.: (310) 712-1850
Facsimile No.: (310) 712-1863
Email: ekalawski@platinumequity.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
Attention:  Matthew B. Dubeck
Facsimile:  (213) 229-6622
E-mail:  mdubeck@gibsondunn.com

(iv)if to Parent or the Issuer, to:

c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
Beverly Hills, California 90210
Attention: Eva Kalawski, Executive V.P. and General Counsel
Telephone No.: (310) 712-1850
Facsimile No.: (310) 712-1863
Email: ekalawski@platinumequity.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
Attention:  Matthew B. Dubeck
Facsimile:  (213) 229-6622
E-mail:  mdubeck@gibsondunn.com

Section 10.4Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein”

and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.  References to a document or other information having been “furnished”, “provided” or “made available” or similar formulation by Sellers shall include a copy having been posted by Sellers or their Representatives to the Project Acorn virtual data room maintained by Intralinks, Inc. and accessible at services.intralinks.com.

Section 10.5Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 10.6No Third-Party Beneficiaries.

(a)Except as provided in Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b)Notwithstanding the foregoing clause (a), (i) the provisions of the last sentence of Section 9.2 and of Section 9.3(e) shall be enforceable against the Sellers (but not the Buyer or the Issuer) by each Financing Source Party as an express and intended third-party beneficiary thereof and (ii) the provisions of this Section 10.6(b) and Section 10.1, Section 10.7, Section 10.8(b), Section 10.9, Section 10.10, Section 10.13 and Section 10.18 shall be enforceable against all Parties to this Agreement by each Financing Source Party as an express and intended third-party beneficiary thereof.

Section 10.7Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, (including in respect of the statute of limitations or other limitations period applicable to any such dispute or controversy) without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided that, notwithstanding the foregoing, any dispute or controversy relating to any Financing Source Party will be subject to Section 10.8(b).

Section 10.8Submission to Jurisdiction.

(a)Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns against the other Party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient.  Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b)Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the Parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing Commitment, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York.  The Sellers further agree that they shall not, and shall cause their Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing Commitment, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof.

Section 10.9Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to (a) any Affiliate of the Buyer or (b) for collateral security purposes to any Financing Sources, Financing Source Parties or other lenders, potential lenders and other customary secured parties providing financing to the Buyer, in each case, without the prior consent of the other Parties; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10Enforcement.

(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.  Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.  Notwithstanding the foregoing and subject to the rights of the parties to the Debt Financing Commitment under the terms thereof, none of the Sellers or any of their respective Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(b)Subject to Section 9.3(d), and notwithstanding Section 10.10(a), it is acknowledged and agreed that the Sellers shall be entitled to specific performance of the obligation of the Buyer to consummate the transactions contemplated hereby only in the event that each of the following conditions have been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions assuming a Closing would occur); (ii) the Debt Financing has been funded; (iii) the Buyer fails to complete the Closing pursuant to and in accordance with Section 2.3; and (iv) each of the Sellers has irrevocably confirmed in writing to the Buyer that if specific performance is granted and the Debt Financing are funded, and the Buyer otherwise complies with its obligations hereunder, then the Closing will occur.  For the avoidance of doubt, in no event shall any Seller be entitled to enforce or seek to enforce specifically the Buyer’s obligation to consummate the transactions contemplated hereby if the Debt Financing has not been funded.

Section 10.11Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.12Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.13Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE FINANCING SOURCE PARTIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.14Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 10.15Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.16Release.

(a)Effective for all purposes as of immediately prior to the Closing, each Seller and Leila Centner, on behalf of itself, himself or herself and any of its, his or her permitted assigns and Affiliates (each a “Seller Releasor”), irrevocably and unconditionally releases and forever discharges the Company, each of its Subsidiaries, the Buyer, the Issuer and the respective current and former equityholders, directors, officers, employees, agents, representatives, Affiliates, successors and permitted assigns of each of the foregoing (collectively, the “Seller Releasees”) from any and all claims, charges, complaints, causes of action, damages, agreements and liabilities of any kind or nature whatsoever, whether known or unknown and whether at law or in equity, that such Seller Releasor may have against the Seller Releasees, in any capacity, whether directly or derivatively through another Person, arising contemporaneously with or prior to the transactions contemplated by this Agreement, or on account of or arising out of any act, omission, transaction, matter, cause or event occurring contemporaneously with or up to and including the Closing Date related to the Company or any of its Subsidiaries; provided, that nothing contained in this Section 10.16 shall limit in any manner (i) any rights to indemnification or to advancement or reimbursement of expenses to which the current and former directors and officers of the Company or any of its Subsidiaries are entitled pursuant to this Agreement or the Company’s or any of its Subsidiaries’ organizational documents, (ii) any rights pursuant to this Agreement or any Ancillary Agreement, or (iii) any employment compensation (including salary, bonus, vacation pay and holiday pay), employee expense reimbursements and other employee benefits (including medical insurance and other insurance benefits, and rights to severance pay), in each case to the extent accrued, earned or otherwise due to the Seller Releasee as of immediately prior to the Closing.

(b)Each Seller Releasor hereby expressly agrees that the release contemplated by this Section 10.16 extends to any and all rights granted under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation, and such rights are hereby expressly waived.  Section 1542 of the California Civil Code (“Section 1542”) reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each Seller Releasor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such Seller Releasor the right not to release existing claims of which such Seller Releasor is not aware, unless such Seller Releasor voluntarily chooses to waive this right.  Having been so apprised, each Seller Releasor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in his, her or its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 10.16, in each case, effective as of immediately prior to the Closing.  Each Seller Releasor acknowledges and agrees that the foregoing waiver is an essential and material term of the release by each Seller Releasor and that, without such waiver, Buyer and Issuer would not have agreed to the terms of this Agreement.

(c)Each Seller Releasor hereby irrevocably covenants, effective as of immediately prior to the Closing, to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any litigation of any kind against any Seller Releasee before any Governmental Authority or other forum by reason of any matters released hereby.

(d)Each Seller Releasor hereby represents to the Seller Releasees that he, she or it understands and acknowledges that he, she or it may hereafter discover facts and legal theories concerning the Seller Releasees and the subject matter hereof in addition to or different from those which he, she or it now believes to be true.  Each Seller Releasor understands and hereby agrees that the release set forth in this Section 10.16 shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

Section 10.17No Presumption Against Drafting Party.  Each Party acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 10.18Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party.  Each of the Sellers agrees that, except to the extent a named Party in this Agreement, (a) neither it nor any of its Affiliates will bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Buyer Related Party, in any way relating to this Agreement or the transactions contemplated herby, including any dispute arising out of or relating in any way to the Debt Financing Commitment, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof and (b) no Buyer Related Party shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity Party against its owners or Affiliates) to the Sellers or any of their respective Affiliates or their respective trustees, directors, officers, employees, agents, partners, managers, Affiliates or equity holders for any obligations or liabilities of any Party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.

Section 10.19Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided, for the avoidance of doubt, that (a) the Transaction Expenses shall be borne and paid as provided in this Agreement, (b) one-half of the R&W Insurance Policy Cost shall be paid by the Buyer and the remaining one-half of the R&W Insurance Policy Cost shall be deemed to be a Transaction Expense; (c) the Morgan Stanley Fee shall be paid by the Buyer and (d) the fees and expenses of the Sellers incurred in connection with amendment of this Agreement pursuant to Section 2.8 shall be borne by Buyer.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Parties.

Section 10.20Waiver of Conflicts. Recognizing that Wiggin and Dana LLP has acted as legal counsel to HTA Holdings, its Affiliates and the Company prior to the Closing, and that Wiggin and Dana LLP may act as legal counsel to HTA Holdings and its Affiliates (which will no longer include the Company) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and on behalf of its Affiliates (and agrees to cause its Affiliates to waive), any conflicts that may arise in connection with Wiggin and Dana LLP representing HTA Holdings and its Affiliates after the Closing as such representation may relate to Buyer, the Company or the transactions contemplated herein.  In addition, all communications involving attorney-client confidences between HTA Holdings, its Affiliates or the Company and Wiggin and Dana LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to HTA Holdings and its Affiliates (and not the Company).  Accordingly, the Company shall not have access to any such communications, or to the files of Wiggin and Dana LLP relating to engagement, whether or not the Closing shall have occurred.  Without limiting the generality of the foregoing, upon and after the Closing, (i) HTA Holdings and its Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Company shall be a holder thereof, (ii) to the extent that files of Wiggin and Dana LLP in respect of such engagement constitute property of the client, only HTA Holdings and its Affiliates (and not the Company) shall hold such property rights and (iii) Wiggin and Dana LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Company by reason of any attorney-client relationship between Wiggin and Dana LLP and any of the Company or otherwise.

Section 10.21Seller Representative.

(a)HTA Holdings (the “Seller Representative” ) is hereby appointed as the representative of the Sellers and as the attorney-in-fact, with full power of substitution, and agent for and on behalf of each such Seller for purposes of this Agreement and the Ancillary Agreements and will take such actions to be taken by the Seller Representative under this Agreement and the Ancillary Agreements and such other actions on behalf of such Sellers as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including (i) taking all actions and making all filings on behalf of such Sellers with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement or the Ancillary Agreements on behalf of such Sellers, including indemnifications claims, (iii) negotiating and executing any waivers or amendments of this Agreement or the Ancillary Agreements (provided that any amendment that shall materially adversely and disproportionately affect the rights or obligations of any Seller (except as is consistent with such Seller’s Purchase Price Percentage) shall require the prior written consent of such Seller) and (iv) taking all other actions that are either necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Ancillary Agreements.  The Seller Representative hereby accepts such appointment.  Each Seller shall promptly provide written notice to the Seller Representative of any change of address of such Seller.

(b)The Seller Representative shall be the only party entitled to assert the rights of the Sellers with respect to any matter contemplated by this Agreement or the Ancillary Agreements.  A decision, act, consent or instruction of the Seller Representative hereunder shall constitute a decision, act, consent or instruction of all Sellers and shall be final, binding and conclusive upon each of such Sellers, and shall be binding upon the successors, heirs, executors, administers and legal representatives of each such Seller and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Seller, and the Escrow Agent, Buyer the Issuer and the Company may rely upon any such decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each and every such Seller.  The Escrow Agent, Buyer, Issuer and the Company and their Affiliates shall not be liable to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller Representative.

(c)The Seller Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Seller Representative to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction by the Seller Representative in connection with the Seller Representative’s services pursuant to this Agreement or any Ancillary Agreement, except in the event of liability directly resulting from the gross negligence or willful misconduct of the Seller Representative.  In all questions arising under this Agreement or any Ancillary Agreement, the Seller Representative may rely on the advice of outside counsel, and the Seller Representative will not be liable to any Seller for anything done, omitted or suffered in good faith by the Seller Representative based on such advice.

(d)A majority-in-interest of Sellers may, by written consent, appoint a new representative as the Seller Representative.  Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Sellers of a majority-in-interest of those Sellers must be delivered to Buyer and the Issuer and, if applicable, the Escrow Agent not less than 10 days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and the Issuer and, if applicable, the Escrow Agent.  For the purposes of this Section 10.21, a “majority-in-interest of the Sellers” means Sellers representing in the aggregate over 50% of the aggregate Purchase Price Percentage.

(e)In the event that the Seller Representative becomes unable or unwilling to continue in his, her or its capacity as Seller Representative, or if the Seller Representative resigns as a Seller Representative, a majority-in-interest of the Sellers may, by written consent, and with the prior written consent of the Buyer, appoint a new representative as the Seller Representative.  Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Sellers of a majority-in-interest of the Sellers must be delivered to Buyer and the Issuer and, if applicable, the Escrow Agent.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and the Issuer and, if applicable, the Escrow Agent.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ATS CONSOLIDATED, INC.

By:	/s/ David M. Roberts
Name: David M. Roberts
Title: President and CEO

GREENLIGHT HOLDING CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

GREENLIGHT HOLDING II CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

HTA HOLDINGS, INC.

By:	/s/ David Centner
Name: David Centner
Title: President

DAVID CENTNER

/s/ David Centner

LEILA CENTNER, solely for the purposes of Section 5.13, Section 10.16 and Article X (to the extent applicable to Section 5.13 or Section 10.16) hereof

/s/ Leila Centner

Signature Page to Unit Purchase Agreement1

GREATER HORIZONS

By:	/s/ Deborah L. Wilkerson
Name: Deborah L. Wilkerson
Title: President

Signature Page to Unit Purchase Agreement